UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A 4

(Amendment No. 4)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

American Restaurant Concepts, Inc.

(Name of small business issuer in our charter)

Florida	7221	59-3649554
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	IRS I.D.

14476 Duval Place West, Suite 103 Jacksonville, FL 32218

Registrant’s telephone number:  904 741-5500

Robert J. Mottern, Esq.

Investment Law Group of

Gillett, Mottern & Walker, LLP

1230 Peachtree Street, N.E., Suite 2445

Atlanta, Georgia 30309

Phone: (404) 607-6933

Fax: (678) 840-2126

 (Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer [ ]  Accelerated Filer [ ]

Non-accelerated filer [ ] Smaller reporting company [x]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee [1] [2]
Common Stock offered by the Selling Stockholders [3]	926,667	$0.25	$231,666.75	$12.93

(1) Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on recent prices of private transactions.

(2) Calculated under Section 6(b) of the Securities Act of 1933 as $0.0000558 of the aggregate offering price.

(3) Represents shares of the registrant’s common stock being registered for resale that have been issued or will be issued to the selling shareholders named in this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS

AMERICAN RESTAURANT CONCEPTS, INC.

926,667 Shares of Common Stock

Selling shareholders are offering up to 926,667 shares of common stock.  The selling shareholders will offer their shares at $0.25 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.    We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering.  We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2010.

TABLE OF CONTENTS

SUMMARY INFORMATION AND RISK FACTORS

5

USE OF PROCEEDS

22

DETERMINATION OF OFFERING PRICE

22

DILUTION

22

SELLING SHAREHOLDERS

22

PLAN OF DISTRIBUTION

25

LEGAL PROCEEDINGS

27

EXPERTS

27

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

27

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

28

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

29

DESCRIPTION OF SECURITIES

30

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

31

DESCRIPTION OF BUSINESS

31

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS   40

DESCRIPTION OF PROPERTY

44

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

44

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

46

EXECUTIVE COMPENSATION

48

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE 50

FINANCIAL STATEMENTS

50

SUMMARY INFORMATION AND RISK FACTORS

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization

American Restaurant Concepts, Inc., a Florida corporation, was incorporated in April 2000.

Our executive office address is: 14476 Duval Place West, Suite 103, Jacksonville, FL 32218.

Our telephone number is (904) 741-5500.

Our web site is located at www.dickswingsandgrill.com.  Information contained on our website is not part of this Prospectus.

Business

Our business is the franchise of Dick’s Wings restaurants, using the Dick’s Wings product line. Dick’s Wings Express is a limited service restaurant, concentrating on take-out orders.  Dick’s Wings & Grill is a full service restaurant.

We currently only offer individual franchise agreements, under which a qualified purchaser may establish and operate a restaurant under the Dick’s Wings marks and system at a single location within a specified territory.  We currently have a total of nineteen franchised locations, of which fourteen  are full service restaurants and five are express restaurants.  We currently have sixteen locations in Florida and three locations in Georgia.

Our restaurants use the US registered trademarks “Dick’s Wings,” “Dick’s Wings & Grille and design” and “Dick’s Wings Express and design” and the Florida registered trademark “Dick’s Wings and Design.”  The trademarks are owned by Moose River Management, Inc., which is owned by Michael Rosenberger, our President, and were licensed to us in perpetuity in 2007.  We do not pay Moose River any compensation for the use of these marks.  Under our license agreement with Moose River:

•

We have the right to reproduce the trademarks on or in association with the goods and services covered by the registrations of the trademarks, including in connection with franchising, and on packaging, promotional and advertising material associated herewith.

•

We may not sublicense the trademarks to others without the consent of Moose River other than to franchisees.

•

Moose River agreed not to grant any other party a license to use the trademarks while the license agreement is in effect.

•

We have to right to use any trademarks that Moose River applies for and registers during the duration of the agreement.

•

The agreement is for a term of fifty years commencing June 2007, with a right to renew the agreement for an additional fifty year term.

As consideration for the rights granted in the agreement, we paid Moose River $100.  Moose River engages in no business other than the license to us.  Mr. Rosenberger, as sole officer and owner of Moose River, does not devote any time to the business of Moose River.

For fiscal years ended December 27, 2009 and December 28, 2008 we generated the following percentages of revenues from each of these categories:

	Fiscal year 2009		Fiscal year 2008
	Revenues	Percentage of Total Revenues	Revenues	Percentage of Total Revenues
Franchise Fees	$58,794	10.5%	$103,741	16.0%%
Franchise Royalties	$454,219	81.2%	$496,226	76.7%
Other Revenue	$46,221	8.3%	$47,423	7.3%
TOTAL	$559,234	100%	$647,390	100%

Dick’s Wings Concept

The Dick’s Wings concept features made to order menu items, including buffalo-style chicken wings covered in one of our fourteen signature sauces. In addition to fresh chicken wings, the Dick’s Wings menu features specialty hamburgers and sandwiches, buffalito soft tacos, finger foods and salads. The fourteen Dick’s Wings sauces from the mildest (teriyaki) to the hottest (blazing) are designed to compliment many of the Dick’s Wings menu items, allowing guests to customize their meal by adding a signature sauce. Our Dick’s Wings Restaurants feature a full bar, including approximately twenty domestic and imported beers on tap, a broad selection of bottled beer, wine and liquor. We also provide an array of value added entertainment with trivia games, 35-40 televisions, 7-10 big screen projection televisions, video games and a family friendly dining area. Our Dick’s Wings Restaurants feature a flexible service model that allows entering guests to order at the counter for dine-in or take-out service or order at the table from our servers.

The Offering

As of the date of this prospectus, we had 34,866,667 shares of common stock outstanding.

Selling shareholders are offering up to 926,667 shares of common stock shares of common stock.  The selling shareholders will offer their shares at $0.25 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  We will pay all expenses of registering the securities, estimated at approximately $100,000. We will not receive any proceeds of the sale of these securities.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

Statements of Operations Data

AMERICAN RESTAURANT CONCEPTS, INC.
	Three Months Ended		Years ended
	March 28,	March 29,	December 27,	December 28,
	2010	2009	2009	2008
	(Unaudited)	(Unaudited)

Revenue	$ 107,726	$ 130,515	$ 559,235	$ 647,390

Net Income (loss)	$ 44,935	$ (366,650)	$ (503,037)	$ 169,468

Net Income (loss) per share	-	$ (0.01)	$ (0.01)	$ (0.01)

Weighted average number of common shares outstanding - basic and fully diluted			34,615,837	34,000,000

Balance Sheet Data

	March 28,	March 27,
	2010	2009
(Unaudited)

Cash	$ 20,351	$ 105,782

Working capital (deficit)	$ (344,863)	$ (374,798)

Total assets	$ 44,810	$ 107,749

Total current liabilities	$ 389,673	$ 482,547

Accumulated deficit	$ (743,447)	$ (788,382)

Total Stockholders' deficit	$ (499,863)	$ (544,798)

Risk Factors

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.  All material risks are discussed in this section.

Because our business model is franchisor based and our future revenues depend in part upon our continued sale of franchises, any decrease in the sale of franchises could decrease our ability to implement our business plan and our future revenues.

Our business model is franchisor- based and our future revenues depend in part upon our continued sale of franchises. As a franchisor, we are be subject to risks incident to a business plan based upon the sale of franchises, including: changes in general economic or local conditions, such as a decrease in demand for the purchase of our franchises due to a decrease in employment or continued adverse downturns in the general economy; changes to preferences that reduce the attractiveness of our franchises to end users; cost and availability of financing for our franchisees; changes in supply or demand of competing franchise opportunities in an area; and changes in governmental regulations that may render the sale of franchises difficult or unattractive.  Our ability to sell franchises could also be reduced due to operating problems experienced by our current or future franchisees as further described in “Risk Factors Related to Our Franchisees’ Restaurants” set forth below.  And decrease in the sale of franchises could decrease our ability to implement our business plan and our future revenues.

Our revenues depend in large measure on the activities of franchisees we do not control and with which we only have contractual arrangements that may be difficult to enforce, which increases the risk of our future revenue fluctuation or decrease.

Our revenues depend in large measure on the activities of franchisees we do not control and with which we only have contractual arrangements that may be difficult to enforce. Franchisees are independent operators and have a significant amount of flexibility in running their operations, including the ability to set prices of our products in their restaurants. Their employees are not our employees. Although we can exercise control over our franchisees and their restaurant operations to a limited extent through our ability under the franchise agreements to mandate signage, equipment and standardized operating procedures and approve suppliers, distributors and products, the quality of franchise restaurant operations may be diminished by any number of factors beyond our control. These factors are discussed separately as further described in “Risk Factors Related to Our Franchisees’ Restaurants” set forth below.  Consequently, franchisees may not successfully operate restaurants in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other restaurant personnel. Although we ultimately can take action to terminate franchises that do not comply with the standards contained in our franchise agreements, we may not be able to identify problems and take action quickly enough and, as a result, our image and reputation may suffer, and our franchise revenues could fluctuate or decline.

Increasing regulatory complexity surrounding our operations will continue to affect our operations and results of operations in material ways including reducing our revenues.

We are also subject to a Federal Trade Commission rule and to various state and foreign laws that govern the offer and sale of franchises. These laws regulate various aspects of the franchise relationship, including terminations and the refusal to renew franchises. The failure to comply with these laws and regulations in any jurisdiction or to obtain required government approvals could result in a ban or temporary suspension on future franchise sales, fines, other penalties or require us to make offers of rescission or restitution, any of which could adversely affect our business and operating results. We could also face lawsuits by our franchisees based upon alleged violations of these laws.

If we fail to comply with existing or future laws and regulations, we may be subject to governmental or judicial fines or sanctions. In addition, our and our franchisees’ capital expenditures could increase due to remediation measures that may be required if we are found to be noncompliant with any of these laws or regulations.

Our business may be affected by changes in consumer discretionary spending during this time of economic difficulties in the U.S. economy which could reduce our revenues or impair our financial condition.

We receive revenues in the form of royalties and fees from our franchisees. As a result, our operating results substantially depend upon our franchisees’ sales volumes, restaurant profitability, and financial viability. However, our franchisees are independent operators.  Our and our franchisees’ success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions, consumer confidence and the availability of discretionary income. Changes in economic conditions affecting our guests such as those occurring in the U.S. currently could reduce traffic in some or all of our franchisees’ restaurants or limit their ability to raise prices, either of which h could have a material adverse effect on their and our financial condition and results of operations. As a result, our same store revenues for first nine months of 2009 declined an average of 15.6% as compared to 2008.

Accordingly, we may experience a decline in sales of franchises and our franchises may experience declines in sales during economic downturns, periods of prolonged elevated energy prices or due to severe weather conditions, health epidemics or pandemics, terrorist attacks or the prospect of such events (such as the potential spread of avian flu). Any material decline in the amount of discretionary spending could reduce our revenues or impair our financial condition.

Our ability to raise capital in the future may be limited, which could adversely impact our business and reduce our revenues.

Changes in our operating plans, acceleration of our expansion plans, lower than anticipated sales, increased expenses or other events, including those described in this section, may cause us to seek additional debt or equity financing. We do not need new capital to operate our existing base of franchised stores, but we will need additional capital if we want to add franchisees on consistent basis or if we want to develop or acquire corporate owned stores.  Our current plan is to increase our number of franchised stores, but that will require that we raise approximately $1,500,000 of additional capital for marketing expenses and to hire the staff to locate, qualify, train and supervise additional franchisees.  We plan to delay expansion of our franchise system until we have raised the capital to pay the expected costs.

Our current strategy is to grow through franchise stores only. Most franchisors own and operate at least a few corporate owned stores as a method of staying in touch with consumer trends, and as a way to experiment with menu items, promotions, operating procedures, and other improvements to the franchise concept.  We do not currently have any corporate owned stores, and do not plan to open or acquire a corporate owned store in the future.  Our president, Michael Rosenberger, also owns a franchisee that operates three franchised stores, and we believe that the stores controlled by Mr. Rosenberger give us a sufficient platform to experiment with improvements to our franchise concept.  If we change our strategy with regard to corporate owned stores, we will need to raise additional capital to finance the development or acquisition of such stores.

If our revenues were to be reduced due to any of the Risk Factors described in this section, we could need additional financing.  Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could negatively impact our growth and other plans as well as our financial condition and results of operations. Additional equity financing, if available may be dilutive to the holders of our common stock and may involve significant cash payment obligations and covenants and/or financial ratios that restrict our ability to operate and expand.

Insurance may not provide adequate levels of coverage against claims which could indirectly impact our revenues.

We currently maintain no insurance; however our franchisees are required to carry insurance as specified in the franchise agreements and list us as an additional insured.  Under the franchise agreement, we may purchase insurance on their behalf if they fail to do so.  However, there are types of losses they may incur that cannot be insured against or that are not economically reasonable to insure against, such as losses due to environmental claims, natural disasters or terrorism.  We typically do not require that our franchisees procure insurance where it is not economically feasible to do so.  Thus, our franchisees may not be insured against certain natural disasters, like earthquakes, expansive soils, floods, hurricanes, landslides and subsidence.  Given our heavy concentration of stores in Florida, the major uninsured risk that our franchisees may face is hurricane damage.  We believe that all of our franchisees carry insurance against hurricane damage because it is typically required by landlords from whom they lease their restaurant location.  However, to the extent any franchisee does not carry hurricane insurance, the franchisee may suffer losses  that could indirectly impact our revenues.

We and our franchisees may be unable to compete effectively in the restaurant industry which could reduce our revenues.

The restaurant industry is intensely competitive. We believe we compete primarily with franchisors of regional and local sports bars, casual dining and quick casual establishments, and quick service wing-based take-out concepts. We believe our franchisees compete primarily with franchisees of regional and local sports bars, casual dining and quick casual establishments, and quick service wing-based take-out concepts. Many of our direct and indirect competitors are well-established national, regional or local chains with a greater market presence than us. Further, some competitors have substantially greater financial, marketing and other resources than us. In addition, independent owners of local or regional establishments may enter the wing-based restaurant business without significant barriers to entry and such establishments may provide price competition for our franchisees’ restaurants. Competition in the casual dining, quick casual and quick service segments of the restaurant industry is expected to remain intense with respect to price, service, location, concept and the type and quality of food. Our franchisees also face intense competition for real estate sites, qualified management personnel and hourly restaurant staff.

We may not be able to protect our trademarks, service marks or trade secrets and if we do not, our revenues could be reduced.

We place considerable value on our trademarks, service marks and trade secrets. We intend to actively enforce and defend our marks and if violations are identified, to take appropriate action to preserve and protect our goodwill in our marks. We attempt to protect our sauce recipes as trade secrets by, among other things, requiring confidentiality agreements with our sauce suppliers and executive officers. However, we cannot be sure that our franchisees will be able to successfully enforce our rights under our marks or prevent competitors from misappropriating our sauce recipes. We can also not be sure that:

•

our marks are valuable,

•

using our marks does not, or will not, violate others' marks,

•

the registrations of our marks would be upheld if challenged, or our franchisees

•

would not be prevented from using our marks in areas of the country where others might have already established rights to them.

Any of these uncertainties could have an adverse effect on us and our expansion strategy.

Expenses required to operate as a public company will reduce funds available to develop our business and could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Operating as a public company is more expensive than operating as a private company.  For example, as a public company, we are and may be required to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements and compliance under the Sarbanes-Oxley Act of 2002. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Because our business plan is based upon the concept of franchising restaurants, our success depends in significant part upon the success of our franchised restaurants, difficulties experienced in opening or operating existing or new restaurants could hinder our ability to implement our business plan and thus reduce our revenues.

Our ability to successfully implement our business plan depends upon the success of our franchised restaurants.  Difficulties experienced in opening or operating existing or new restaurants could hinder our ability to implement our business plan.  We have described these risks under “Risk Factors Related to Our Franchisees’ Restaurants,” below.

Risk Factors Related to Our Franchisees’ Restaurants

Because our business plan is based upon the concept of franchising restaurants, our success depends in significant part upon the success of our franchised restaurants.  Difficulties experienced in our franchisees opening or operating existing or new restaurants could hinder our ability to implement our business plan and reduce our revenues.  We have described each specific of these risks below.

We must identify and obtain a sufficient number of suitable new restaurant sites for us to sustain our revenue growth rate.

We require that all proposed restaurant sites meet our site-selection criteria. There may be errors made in selecting these criteria or applying these criteria to a particular site, or there may be an insignificant number of new restaurant sites meeting these criteria that would enable us to achieve our planned expansion in future periods. Our franchisees face significant competition from other restaurant companies and retailers for sites that meet our criteria and the supply of sites may be limited in some markets. Further, our franchisees may be precluded from acquiring an otherwise suitable site due to an exclusivity restriction held by another tenant. As a result of these factors, costs to obtain and lease sites may increase, or our franchisees may not be able to obtain certain sites due to unacceptable costs. Inability to obtain suitable restaurant sites at reasonable costs may reduce our growth rate.

Our franchising and our franchisees’ restaurants may not achieve market acceptance in the new geographic regions we enter which could reduce revenues we receive from franchisees.

Our expansion plans depend franchising and our franchisees’ opening restaurants in new markets where we or our franchisees have little or no operating experience. Our franchisees may not be successful in operating their restaurants in new markets on a profitable basis. The success of these new restaurants will be affected by the different competitive conditions, consumer tastes and discretionary spending patterns of the new markets as well as the ability to generate market awareness of the Dick’s Wings brand. Sales at restaurants opening in new markets may take longer to reach average annual restaurant sales, if at all, thereby affecting their and our profitability.

New restaurants added to our existing markets may take sales from existing restaurants which could reduce revenues we receive from franchisees.

Our franchisees intend to open new restaurants in our existing markets, which may reduce sales performance and guest visits for existing restaurants in those markets. In addition, new restaurants added in existing markets may not achieve sales and operating performance at the same level as established restaurants in the market.

Implementing our expansion strategy may strain our resources which could reduce our revenues.

Our expansion strategy may strain our management, financial and other resources. Our franchisees must attract and retain talented operating personnel to maintain the quality and service levels at our existing and future restaurants. Our franchisees must also continue to enhance our operational, financial and management systems. Our franchisees may not be able to effectively manage these or other aspects of our expansion. If our franchisees fail to do so, our business, financial condition, operating results and cash flows could suffer.

Restaurant quarterly operating results may fluctuate due to the timing of special events and other factors, including the recognition of impairment losses.

Our franchisee restaurants’ quarterly operating results depend, in part, on special events, such as the Super Bowl(R) and other popular sporting events, and thus are subject to fluctuations based on the dates for such events. Historically, sales in most of our franchisees’ restaurants have been higher during fall and winter months based on the relative popularity of national, regional and local sporting and other events. Further, our quarterly operating results may fluctuate significantly because of other factors, including:

      o    Increases or decreases in same-store sales;

      o    Fluctuations in food costs, particularly fresh chicken wings;

      o    The timing of new restaurant openings, which may impact margins due to the related preopening costs and initially higher restaurant level operating expense ratios;

      o    Labor availability and costs for hourly and management personnel;

      o    Changes in competitive factors;

      o    Disruption in supplies;

      o    General economic conditions and consumer confidence;

      o    Claims experience for self-insurance programs;

      o    Increases or decreases in labor or other variable expenses;

      o    The impact from natural disasters;

      o    Fluctuations in interest rates; and

      o    The timing and amount of asset impairment loss and restaurant closing charges.

As a result of the factors discussed above, our quarterly and annual operating results dependant upon franchisee revenues may fluctuate significantly. Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year. These fluctuations may cause future operating results to fall below the expectations of securities analysts and investors. In that event, the price of our common stock would likely decrease.

Our franchisees are susceptible to adverse trends and economic conditions in Florida and Georgia which could reduce revenues we receive from franchisees.

As of May 1, 2010, all of our franchised restaurants are located in Florida and Georgia. As a result, our franchisees are susceptible to adverse trends and economic conditions in those states. In addition, given our geographic concentration in the Southeast, negative publicity regarding any of restaurants could have a material effect on our business and operations throughout the region, as could other regional occurrences such as local strikes, new or revised laws or regulations, or disruptions in the supply of food products.

Changes in consumer preferences or discretionary consumer spending could harm our franchisees’ restaurants performance which could reduce revenues we receive from franchisees.

Our franchisees’ success depends, in part, upon the continued popularity of chicken wings, our other menu items, sports bars and casual dining restaurant styles. Our franchisees also depend on trends toward consumers eating away from home more often. Shifts in these consumer preferences could negatively affect our future profitability. Such shifts could be based on health concerns related to the cholesterol, carbohydrate or fat content of certain food items, including items featured on our menu. Negative publicity over the health aspects of such food items may adversely affect consumer demand for our menu items and could result in a decrease in guest traffic to our franchisees’ restaurants, which could materially harm our business. Smoking bans imposed by state or local laws could also adversely impact our franchisees’ restaurants' performance. In addition, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. A decline in consumer spending or in economic conditions could reduce guest traffic or impose practical limits on pricing, either of which could harm our business, financial condition, operating results or cash flow.

Changes in public health concerns may impact our franchisees’ restaurants performance which could reduce revenues we receive from franchisees.

Changes in public health concerns may affect consumer preferences for our products. For example, if incidents of the avian flu occur in the United States, consumer preferences for poultry products may be negatively impacted, resulting in a decline in demand for our products. Similarly, public health concerns over smoking have seen a rise in smoking bans. Such smoking bans may adversely affect our operations to the extent that such bans are imposed in specific locations, rather than state-wide, or that exceptions to the ban are given to bars or other establishments, giving patrons the ability to choose nearby locations that have no such ban. Further, growing movements to lower legal blood alcohol levels may result in a decline in alcohol consumption at our stores or increase the number of dram shop claims made against us, either of which may negatively impact operations.  Under dram shop liability laws, a party injured by an intoxicated person can sue establishments contributing to that person’s intoxication, such as our franchisees.

A decline in visitors to any of the business districts near the locations of our franchisees’ restaurants could negatively affect our franchisees’ restaurant sales which could reduce revenues we receive from franchisees.

Some of our franchisees’ restaurants are located near high activity areas such as retail centers, big box shopping centers and entertainment centers. Our franchisees depend on high visitor rates at these businesses to attract guests to their restaurants. If visitors to these centers decline due to economic conditions, road construction, changes in consumer preferences or shopping patterns, changes in discretionary consumer spending or otherwise, our restaurant sales could decline significantly and adversely affect our results of operations.

Complaints or litigation may hurt our franchisees’ restaurants which could reduce revenues we receive from franchisees.

Occasionally, guests file complaints or lawsuits against our franchisees’ restaurants alleging that our franchisees are responsible for an illness or injury they suffered at or after a visit to our franchisees’ restaurants. Our franchisees are also subject to a variety of other claims arising in the ordinary course of business, including personal injury claims, contract claims, employment-related claims, claims by franchisees, and claims arising from an incident at a franchised restaurant. The restaurant industry has also been subject to a growing number of claims that the menus and actions of restaurant chains have led to the obesity of certain of their guests. In addition, our franchisees are subject to "dram shop" statutes. These statutes generally allow a person injured by an intoxicated person to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Recent litigation against restaurant chains has resulted in significant judgments and settlements under dram shop statutes. Regardless of whether any claims against us are valid or whether our franchisees are liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment significantly in excess of our insurance coverage or for which our franchisees do not have insurance coverage could materially affect our financial condition or results of operations. Further, adverse publicity resulting from these allegations may adversely affect us and our franchisees’ restaurants.

Natural disasters and other events could harm our franchisees’ restaurants’ performance which could reduce revenues we receive from franchisees.

A natural disaster, such as a hurricane, a serious and widespread disease, such as an avian flu pandemic, or other events, such as a serious terrorist attack, could have a material adverse effect on our franchisees’ restaurants’ performance.

Government regulations concerning restaurant operations may harm our franchisees’ restaurants’ operations which could reduce revenues we receive from franchisees.

The restaurant industry is subject to numerous federal, state and local governmental regulations, including those relating to the preparation and sale of food and alcoholic beverages, sanitation, public health, fire codes, zoning and building requirements. Termination of the liquor license for any restaurant would adversely affect the revenues of that restaurant and inability to obtain such licenses could adversely affect our expansion plans. Our franchisees’ restaurants are also subject to laws governing our relationships with employees, including benefit, wage and hour laws, and laws and regulations relating to workers' compensation insurance rates, unemployment and other taxes, working and safety conditions and citizenship or immigration status. In certain states our franchisees’ restaurants may be subject to "dram-shop" statutes, which generally provide that a person injured by an intoxicated person has the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person.  A judgment against them under a dram shop statute in excess of our insurance coverage, or any inability to continue to obtain insurance coverage at reasonable costs, could have a material adverse effect on them. Failure to comply with any of these regulations or increases in the minimum wage rate, employee benefit costs or other costs associated with employees, could adversely their operations.

An increase in the cost of food products could adversely affect our franchisees’ operating results which could reduce revenues we receive from franchisees.

If the cost of chicken wings or beef increases, cost of sales will increase and operating income could be reduced. Our restaurants’ primary food products are fresh chicken wings, chicken breast tenders and ground beef. Any material increase in the cost of fresh chicken wings or ground beef could adversely affect operating results. Cost of sales could be significantly affected by increases in the cost of fresh chicken wings and ground beef, which can result from a number of factors, including seasonality, increases in the cost of grain, disease and other factors that affect availability, and greater international demand for domestic chicken and beef products.

Risks Related to the Market for our Stock

Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.

Our officers, directors and 5% or more shareholders and their affiliates are the beneficial owners of approximately 97.8% of our outstanding voting securities.  As a result, they possess significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

If our common stock is quoted on the OTC Bulletin Board, it may have an unfavorable impact on our stock price and liquidity.

We anticipate that our common stock will be quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

Our common stock will not initially qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

There are 766,667 shares of our common stock held by non-affiliates and 34,100,000 shares held by affiliates which Rule 144 of the Securities Act of 1933 defines as restricted securities.  All 766,667 shares held by non-affiliates and 160,000 shares held by affiliates are being registered in this offering.  All shares being registered hereunder are available for resale as of the date of effectiveness of this registration statement. All of the shares that are not being registered hereunder will be available for sale under Rule 144 beginning 90 days after the date of this prospectus, although shares held by affiliates will be subject to restrictions relating to the amount that may be sold in any 90 day period and manner in which such sales may be made, among other limitations.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

If our stock trades below $5.00 per share, and is quoted on the OTC Bulletin Board, our stock will be considered a "penny stock" which can reduce its liquidity.

If the trading price of our common stock is less than $5.00 per share, our common stock will be considered a "penny stock," and trading in our common stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

This prospectus permits selling security holders to resell their shares. If they do so, the market price for our shares may fall and purchasers of our shares may be unable to resell them.

This prospectus includes 926,667 shares being offered by existing stockholders. To the extent that these shares are sold into the market, there may be an oversupply of shares and an undersupply of purchasers. If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all.

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Although we will be a mandatory reporting company under Section 15(d) of the Securites Act of 1933 until and through fiscal year end December 31, 2010, if we do not file a Registration Statement on Form 8-A to become a reporting company under Section 12(g) of the Securities Exchange Act of 1934, we will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities will not be eligible for quotation on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity, all of which could reduce the value of your investment and the amount of publicly available information about us.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2010, including a Form 10-K for the year ended December 31, 2010, assuming this registration statement is declared effective before that date.  At or prior to December 31, 2010, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on December 31, 2009.  If we do not file a registration statement on Form 8-A at or prior to December 31, 2010, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

Our management decisions are made by Michael Rosenberger, President and James R. Shaw, Vice President, if we lose their services, our revenues may be reduced.

The success of our business is dependent upon the expertise of Michael Rosenberger, President, and James R. Shaw, Vice President. Because Messrs. Rosenberger and  Shaw are essential to our operations, you must rely on their management decisions. Messrs. Rosenberger and Shaw will continue to control our business affairs after this filing. We do not have any other members of management that could effectively take over their responsibilities if they left us for any reason, including as a result of a termination of employment, death or disability.  Therefore, if we lose their services, we likely would not be able to hire and retain other management with comparable experience without significant delays and risk.  As a result, the loss of the services of Messrs. Rosenberger and Shaw could reduce our revenues and profitability, without any insurance to compensate us for the loss.  We have not obtained any key man life insurance relating to Messrs. Rosenberger and Shaw.  We have an employment agreement with Mr. Rosenberger that prevents him from competing with us following his termination, but not with Mr. Shaw.

Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our business.

The management team, including Messrs. Rosenberger and Shaw, is responsible for our operations and reporting. Although Mr. Shaw had some experience managing a public company in the 1990’s, the requirements of operating as a small public company in today’s regulatory environment are new to the management team and the employees as a whole. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements and compliance under the Sarbanes-Oxley Act of 2002. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

We are exposed to increased expenses from recent legislation and SEC Rules requiring companies to evaluate internal control over financial reporting which could reduce our revenues.

Under the current law,  we will become subject to Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404"), for the year ended December 31 in the fiscal year after the fiscal year in which this registration statement is declared effective.   Section 404 Section 404 requires our management to report on the operating effectiveness of our internal controls over financial reporting, and for our public accounting firm to issue a report assessing our internal controls.   W.T. Uniack & Co., CPAs P.C. is our independent registered public accounting firm, and will be required to attest to the effectiveness of our internal control over financial reporting beginning for our fiscal year ended December 31, 2011. We must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We expect that the cost of this program will require us to incur expenses and to devote resources to Section 404 compliance on an ongoing basis which will reduce our revenues.

We are also exposed to risks from uncertainties both as to potential regulator action and potential adverse market reaction if we are unable to conclude we have effective internal control over financial reporting when required, which could reduce our stock price.

Regardless of what happens to Section 404, under SEC rules we must still establish an ongoing program to evaluate and test internal controls over financial reporting controls to comply with the requirements for the year ended December 31 in the fiscal year after the fiscal year in which this registration statement is declared effective.  Because we are not currently required to and have not performed these tests, there is uncertainty as to whether we will be able to conclude that our internal controls over financial reporting are effective when we are required to conduct the evaluation. In the event that our Chief Executive Officer, Chief Financial Officer or independent registered public accounting firm determine that our internal control over financial reporting is not effective as defined under Section 404 or under SEC Rules, the SEC or other regulators could take legal action against us and the market will negatively react to this inability, and the market prices of our shares could be reduced.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, no members of which are independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. None of the members of the board of directors are independent directors as defined by the SEC. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.”  These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, among others, the factors set forth above under “Risk Factors.”  The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements.  We caution you not to place undue reliance on these forward-looking statements.  We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments.  However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer.  Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.  In order to assure that selling shareholders will offer their shares at $0.25 per share until our shares are quoted on the OTC Bulletin Board, we will notify our shareholders and our Transfer Agent that no sales will be allowed prior to the date our shares are quoted on the OTC Bulletin Board without proof of the selling price.

DILUTION

We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.  Thus, there will be no dilution to existing shareholders as a result of the sale of shares in this offering.

SELLING SHAREHOLDERS

The selling shareholders named below are selling the securities.  The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering.  These selling shareholders acquired their shares in transactions that were exempt from registration under section 4(2) of the Securities Act of 1933 under the Securities Act of 1933, specifically:

•

From January 12, 2009 to May 27, 2009, we issued 608,667 shares to seventeen investors in consideration for an aggregate investment of $153,700. 578,000 of the shares were sold at $0.25 per share and 30,667 of the shares were sold at $0.30 per share.  The securities were offered pursuant to Rule 506 under SEC Regulation D to accredited or sophisticated investors.

•

From January 15, 2009 to June 14, 2009, we issued 258,000 shares for paralegal, business plan development, office support/secretarial/business development and branding, accounting, securities legal and operational support to thirteen individuals.  The shares issued for services included 50,000 shares issued to each of Messrs. Rosenberger and Shaw as bonus compensation.  We valued theses shares at $76,800 based on the price at which we were contemporaneously selling shares to cash investors at the time of issuance of the shares for services.  In particular, 12,000 of the shares were valued at $0.25 per share and 246,000 of the shares were valued at $0.30 per share.

•

Of the shares being registered on behalf of Michael Rosenberger, 50,000 were acquired as bonus compensation in 2009, and the remaining 30,000 were issued to him upon our formation in 2000.

•

Of the shares being registered on behalf of Mr. Shaw, 50,000 were acquired as bonus compensation in 2009, and the remaining 30,000 were acquired from Mr. Rosenberger on January 4, 2009 as part of his agreement to become an officer and director of us.

We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated.  We will not receive any proceeds from the sale of the securities by the selling shareholders.  No selling shareholders are broker-dealers or affiliates of broker-dealers.

Selling Shareholder	Shares to be offered by the Selling Stockholders	Percentage owned before Offering	Amount owned after the offering, assuming all shares sold	Percentage owned after the offering, assuming all shares sold	Material Transactions with Selling Shareholder in past 3 years [2]
Bartelt, Duane	8,000	*	0	0
Champagne, Raymond	10,000	*	0	0
Crowe, Chuck	5,000	*	0	0
Emrick, Bill	24,000	*	0	0
Ferstl, Tom	56,000	*	0	0
Freed, Corey	80,000	*	0	0
Gulie, Barbara	80,000	*	0	0
Gulie, Beverly	80,000	*	0	0
Gulie, Susan	80,000	*	0	0
Hilt, Robert	12,000	*	0	0
Murk, Kay	16,667	*	0	0
Naso, Dominic J	55,000	*	0	0
Paul, Jerry	40,000	*	0	0
Wagner Living Trust	8,000	*	0	0
Williams, Gary	40,000	*	0	0
Franklin L. Silber	4,000	*	0	0

Shiela Wood	10,000	*	0	0
Denise Annunciata	4,000	*	0	0	Paralegal 11/15/08-6/9/09 [2]
Joanne Wolforth	4,000	*	0	0	Paralegal 11/15/08- 6/9/09 [2]
Kathy Rasler	4,000	*	0	0	Paralegal 11/15/08- 6/9/09 [2]
Benjamin Silber	20,000	*	0	0	Business Plan Development 11/3/08-4/14/09 [2]
Herb Senft	10,000	*	0	0	Business Plan Development 10/13/08-11/18/08 [2]
Susan Lister	24,000	*	0	0	Secretarial 10/13/08 – 8/1/09 [2]
Gerald Smith	12,000	*	0	0	Internet and web support 10/13/08 – 6/24/09 [2]
James Smith	24,000	*	0	0	Business Consulting 10/15/08 – 8/20/09 [2]
Tom Ridenour	50,000	*	0	*	Accountant: on-going [2]
Katie Ivanov	2,000	*	0	0	Secretarial: on-going [2]
Debra Hill	4,000	*	0	0	Attorney: on-going [2]
James Shaw	80,000	39.1%	13,570,000	38.9%	Officer/Director: on-going [2]
Michael Rosenberger [1]	80,000	53.4%	18,530,000	53.1%	Officer/Director: on-going [2]
Total	926,667		32,340,000

* Less than 1%

[1]  Excludes 1,500,000 shares held by Shawn Patricia McCarthy, his wife.

[2]  The agreement with these service providers was that if they rendered the required services as described in this column, they would receive these shares.  All service providers rendered the required services.

Blue Sky

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed, may not be sustained in the future.  Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 926,667 shares of common stock.  The selling shareholders will offer their shares at $0.25 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  We will not receive any proceeds of the sale of these securities.  We will pay all expenses of registering the securities.

The securities offered by this prospectus will be sold by the selling shareholders without underwriters and without commissions.  The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the OTC Bulletin Board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person.  We have instructed our selling shareholders that they many not purchase any of our securities while they are selling shares under this registration statement.  We have advised them that we will monitor our stock transfer records on a regular basis and will void any transaction they undertake in violation of this restriction.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities.  In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment disclosing such matters.

OTC Bulletin Board Considerations

We anticipate that our stock will not be listed on a securities exchange but will only be qualified for quotation on the OTC Bulletin Board.  To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this prospectus, no filing has been made.  Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 – 8 weeks for FINRA to issue a trading symbol.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market.  NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board.  The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards.  Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in their files.  FINRA cannot deny an application by a market maker to quote the stock of a company.  The only requirement for inclusion in the bulletin board is that the issuer be current in our reporting requirements with the SEC.

Although we anticipate qualifying our securities for quotation on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ.  Investors’ orders may be filled at a price much different than expected when an order is placed.  Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities.  Investors do not have direct access to the bulletin board service.  For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually.  Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders.  Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

EXPERTS

The balance sheets as of December 27, 2009 and December 28, 2008 , and the related statements of operations, changes in stockholders’ deficit and cash flows for the periods ended December 27 , 2008 and December 28, 2008 included in this Prospectus have been audited by W.T. Uniack & Co., CPAs P.C.an independent registered public accounting firm, to the extent set forth in its report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Investment Law Group of Gillett, Mottern & Walker, LLP, Atlanta, Georgia

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Florida Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The Board of Directors elects our executive officers annually.  A majority vote of the directors is required to fill vacancies.  Each director shall be elected for the term of one year, and shall serve until his successor is elected and qualified or until his earlier resignation or removal.  Our directors and executive officers are as follows:

Name	Age	Position
Michael Rosenberger	57	President and Director
James R. Shaw	56	Vice President and Director

Michael Rosenberger has been President and Director since our formation in April 2000.  He has been President of Moose River Management, Inc., the licensor of our trademarks, since its formation in January 2007.  From 1997 to date, Mr. Rosenberger has been President and Director of Hot Wings Concepts, Inc., a franchisee of 3 Dick’s Wings restaurants located in Jacksonville, Florida. From January 2002 until January 2007, he was president of Dick’s Wings USA, Inc., now inactive, which previously owned the rights that are currently licensed to us by Moose River Management, Inc.   Mr. Rosenberger devotes approximately 30 hours per week to our business and approximately 30 hours per week to the business of Hot Wing Concepts.

James R. Shaw has been Vice President and Director since he joined us in October 2008.  From June 2005 to August 2006, he was President of In Touch Parents, Inc, a child protection company.  From August 2004 to date, he has been President of Crescent Hill Capital Corp., a business advisory company.  From June 2004 to August 2006, he was President of In Touch Parents, Inc, a child protection company.  In July 2007, he started an e-commerce web site called E-World Mall Inc. which is currently inactive.  In February 2004, he consented to the entry of an Order of Prohibition from the State of Wisconsin providing that he and his affiliates would not make offers or sales of securities in Wisconsin unless the securities were covered or registered securities under Wisconsin law.  This was the result of a proceeding before the State of Wisconsin Division of Securities alleging that Mr. Shaw violated sec. 551.31(2), Wis. Stats., by employing an unlicensed agent to represent him and a corporation of which he was an officer in connection with the sale of securities in Wisconsin.  Mr. Shaw filed a voluntary Chapter 13 bankruptcy petition in June 2002 and a voluntary Chapter 7 bankruptcy petition in November 2002.  He received a BA from Carson-Newman College in 1979.

Family Relationships

There are no family relationships among our officers or directors.

Legal Proceedings

Except as set forth above, no officer, director, or persons nominated for such positions, promoter, or significant employee has been involved in the last ten years in any of the following:

• Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

• Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•

Being subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending, or otherwise limiting his involvement in any type of business, securities, or banking activities; and

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Being found, by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission, to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our Common Stock by each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock, our directors, and our executive officers, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below, regarding beneficial ownership of our voting securities, has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose.  Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has, or shares, the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security.  A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option, or other right.  More than one person may be deemed to be a beneficial owner of the same securities.

The percentage of beneficial ownership by any person, as of a particular date, is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days.  Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our Common stock listed below have sole voting and investment power with respect to the shares shown.  The business address for all persons is East 14476 Duval Place West, Suite 103, Jacksonville, FL  32218.

Shareholders	# of Shares	Percentage
Michael Rosenberger [1]	20,110,000	57.7%
Shawn Patricia McCarthy [1]	20,110,000	57.7%
James R. Shaw [2]	13,990,000	40.1%
All officers and directors as group [2 persons]	34,100,000	97.8%

[1]  Owned 18,610,000 by Mr. Rosenberger and 1,500,000 by Ms. McCarthy, his wife.

[2]  Owned 13,650,000 by Mr. Shaw, and 340,000 by Crescent Hill Capital Corporation, a company majority owned by Mr. Shaw.

This table is based upon information derived from our stock records.  Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.  Applicable percentages are based upon 34,866,667 shares of Common Stock outstanding as of June 1, 2010.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws as they relate to our capital structure.  The Articles of Incorporation and Bylaws are available for inspection upon request.

We have 100,000,000 authorized shares of Common Stock with a $.01 par value.  All shares are equal to each other with respect to liquidation and dividend rights.  Holders of voting shares are entitled to one vote for each share they own at any shareholders' meeting.  Holders of our shares of Common Stock do not have cumulative voting rights.

Each share of Common Stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders.  The holders are not permitted to vote their shares cumulatively.  Accordingly, the shareholders of our Common Stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of the such directors.  The vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon is sufficient to authorize, affirm, ratify, or consent to such act or action, except as otherwise provided by law.

Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available.  Although we made distributions to our sole owner when we were an S Corporation in 2007 and 2008, since our conversion to a C Corporation in January 2009, we have not paid any dividends, and we presently anticipate that all earnings, if any, will be retained for development of our business.  Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our Common Stock have no preemptive rights or other subscription rights, conversion rights, redemption, or sinking fund provisions.  Upon our liquidation, dissolution, or winding up, the holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities.  There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.  There is no conversion, preemptive or other subscription rights or privileges with respect to any shares.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our current Articles and Bylaws do not contain any provision which authorize us to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us.  However, Section 607.0850 contains a statutory right to indemnification in under certain circumstances.  Insofar, indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons.  We have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Organization

American Restaurant Concepts, Inc., a Florida corporation, was incorporated in April 2000.

Business

Our business is the franchise of Dick’s Wings restaurants, using the Dick’s Wings product line. Dick’s Wings Express is a limited service restaurant, concentrating on take-out orders.  Dick’s Wings & Grill is a full service restaurant.

We currently only offer individual franchise agreements, under which a qualified purchaser may establish and operate a restaurant under the Dick’s Wings marks and system at a single location within a specified territory.  We currently have a total of nineteen franchised locations, of which fourteen are full service restaurants and five are express restaurants.  We currently have sixteen locations in Florida and three locations in Georgia.

Our restaurants use the US registered trademarks “Dick’s Wings,” “Dick’s Wings & Grille and design” and “Dick’s Wings Express and design” and the Florida registered trademark “Dick’s Wings and Design.”  The trademarks are owned by Moose River Management, Inc., which is owned by Michael Rosenberger, our President, and were licensed to us in perpetuity in 2007.  We do not pay Moose River any compensation for the use of these marks.  Under our license agreement with Moose River:

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We have the right to reproduce the trademarks on or in association with the goods and services covered by the registrations of the trademarks, including in connection with franchising, and on packaging, promotional and advertising material associated herewith.

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We may not sublicense the trademarks to others without the consent of Moose River other than to franchisees.

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Moose River agreed not to grant any other party a license to use the trademarks while the license agreement is in effect.

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We have to right to use any trademarks that Moose River applies for and registers during the duration of the agreement.

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The agreement is for a term of fifty years commencing June 2007, with a right to renew the agreement for an additional fifty year term.

As consideration for the rights granted in the agreement, we paid Moose River $100.  Moose River engages in no business other than the license to us.  Mr. Rosenberger, as sole officer and owner of Moose River, does not devote any time to the business of Moose River.

For fiscal years ended December 27, 2009 and December 28, 2008 we generated the following percentages of revenues from each of these categories:

	Fiscal year 2009		Fiscal year 2008
	Revenues	Percentage of Total Revenues	Revenues	Percentage of Total Revenues
Franchise Fees	$58,794	10.5%	$103,741	16.0%%
Franchise Royalties	$454,219	81.2%	$496,226	76.7%
Other Revenue	$46,221	8.3%	$47,423	7.3%
TOTAL	$559,234	100%	$647,390	100%

Dick’s Wings Concept

The Dick’s Wings concept features made to order menu items, including buffalo style chicken wings covered in one of our fourteen signature sauces. In addition to fresh chicken wings, the Dick’s Wings menu features specialty hamburgers and sandwiches, buffalito soft tacos, finger foods and salads. The fourteen Dick’s Wings sauces from the mildest, teriyaki to the hottest blazing, are designed to compliment many of the Dick’s Wings menu items, allowing guests to customize their meal by adding a signature sauce. Our Dick’s Wings Restaurants feature a full bar, including approximately twenty domestic and imported beers on tap, a broad selection of bottled beer, wine and liquor. We also provide an array of value added entertainment with trivia games, 35-40 televisions, 7-10 big screen projection televisions, video games and a family friendly dining area. Our Dick’s Wings Restaurants feature a flexible service model that allows entering guests to order at the counter for dine in or take out service or order at the table from our servers.

Current Restaurant Locations

As of July 1, 2010, we franchised 16 Dick’s Wings restaurants in the following cities in Florida:

Jacksonville, FL (10)
Callahan, FL
Green Cove, FL
Middleburg, FL
Stark, FL Yulee, FL SR 16 Express

We also franchised 3 Dick’s Wings restaurants in the following cities in Georgia:

Folkston, GA
St. Mary's, GA
Waycross, GA

Restaurants range in size from 4,000 to 7,600 square feet, with an average of approximately 5,600 square feet for restaurants that have opened in the last three years. We anticipate that future restaurants will range in size from 4,500 square feet to 6,400 square feet with an average cash investment per restaurant of approximately $1.2 million, excluding preopening expenses of approximately $180,000. From time to time, we expect that restaurants may be smaller or larger or cost more or less than our targeted range, depending on the particular circumstances of the selected site or market.

Restaurants are typically open on a daily basis from 11 a.m. to 2 a.m. Closing times vary depending on the day of the week and city and state regulations governing the sale of alcoholic beverages. Our franchise agreements require franchisees to operate their restaurants for a minimum of 12 hours a day.

Kitchen Operations

An important aspect of our concept is the efficient design, layout and execution of our kitchen operations. Due to the relatively simple preparation of our menu items, the kitchen consists of fryers, grill and food prep stations that are arranged assembly-line style for maximum productivity. Given our menu and kitchen design, we are able to staff our kitchen with hourly employees who require only basic training before reaching full productivity. Additionally, we do not require the added expense of an on-site chef. The ease and simplicity of our kitchen operations allows us to achieve our goal of preparing casual dining quality food with minimal wait times. We also believe the ease of our kitchen operations is a significant factor in attracting franchisees.

Food Preparation, Quality Control and Purchasing

We strive to maintain high quality standards. Our systems are designed to protect our food supply throughout the preparation process. We provide detailed specifications to suppliers for our food ingredients, products and supplies. Our restaurant managers are certified in a comprehensive food safety and sanitation course, ServSafe, developed by the National Restaurant Association Educational Foundation.

We negotiate directly with independent suppliers for our supply of food and paper products. We use members of UniPro Food Services, Inc., a national cooperative of independent food distributors, to distribute these products from the suppliers to our restaurants. To maximize our purchasing efficiencies and obtain the lowest possible prices for our ingredients, products and supplies, our purchasing team negotiates prices based on system-wide usage for franchised restaurants. We believe that competitively priced, high quality alternative manufacturers, suppliers, growers and distributors are available should the need arise.

We utilize T. Marzetti company for the production of our signature sauces. They maintain sufficient inventory levels to ensure consistent supply to our restaurants. We have a confidentiality agreement with Marzetti which prevents our sauces from being supplied to, or manufactured for, anyone else.

Fresh chicken wings are an important component of our cost of sales. Prices are generally based on the underlying commodity price of chicken wings plus additional costs for handling and distribution. Fresh chicken wings accounted for approximately 24%, 27%, and 34% of our cost of sales in 2006, 2005, and 2004, respectively. We ensure consistent supply of high quality chicken wings by utilizing four to six suppliers, with Peco Foods, Inc. currently accounting for approximately 33% of the total system-wide supply. Given our multiple suppliers and the commodity nature of fresh chicken wings, we believe we have sufficient supplier flexibility to maintain a consistent chicken wing supply. We regularly review our buying procedures to ensure quality and cost optimization.

Site Selection and Development

Our site selection process is integral to the successful execution of our growth strategy. We have processes for identifying, analyzing and approving new markets, as defined by the A.C. Nielson designated market areas in the United States. In selecting designated market areas, we collect and review restaurant industry data relating to restaurant sales, spending on food away from home and expected restaurant growth in the market, as well as market demographics, population data and relative media costs for radio and television advertising. Once a market is identified, we use a trade area and site selection evaluation system, which has been customized for the requirements of the Dick’s Wings system, to assist in identifying suitable trade areas within that market and suitable sites within identified trade areas. Criteria examined to determine appropriate trade areas include the presence of a casual dining corridor, projected growth within the trade area, the locations of key big box retailers and multi-screen movie theaters in the neighborhood, key demographics and population density, drive time and trade area analysis and other quantitative and qualitative measures. Once a suitable trade area is identified, we examine site-specific details including visibility, signage, access and parking.

Marketing and Advertising

We have created a unique marketing program designed to communicate a distinctive and consistent brand that differentiates Dick’s Wings from our competitors and that showcases our food in a fun and energetic atmosphere. These efforts include marketing campaigns and advertising to support our franchised restaurants. The primary goal of these efforts is to build brand awareness throughout the United States. In addition, advertising campaigns are also designed to:

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drive positive same-store sales through additional visits by our existing guests and visits by new guests,

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increase margins,

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increase average order size, and

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support strong restaurant openings.

Marketing Campaigns

Our primary marketing campaigns focus on a particular menu item, day or daypart in an attempt to drive traffic and build brand awareness.  Our secondary marketing campaigns focus on reaching beyond the core Dick’s Wings guest. Given our strategy to be a neighborhood destination, community marketing is also a key to developing brand awareness in each market. Restaurants actively sponsor local sporting teams and sporting events to drive guest traffic associated with those activities.

Advertising

Our media advertising focuses on positioning the Dick’s Wings brand as an inviting neighborhood dining location. Our commercials, print advertisements and radio spots are irreverent by design and have been recognized in the restaurant and advertising industries for their creativity.  We currently design our advertising campaigns to alternate between TV, print and radio in two to three week intervals, with thirty day breaks in advertising at the completion of each cycle.

Franchise Involvement

System-wide campaigns and promotions are developed and implemented with input from the Dick’s Wings National Advertising Advisory Board. This volunteer franchisee board is elected by franchisees annually and meets regularly to review marketing strategies, provide input on advertising messages and vendor co-op programs, and discuss marketing objectives.

Restaurant Franchise Operations

Our concept continues to attract a strong group of franchisees, many of whom have substantial prior restaurant operations experience. Our franchisees execute a separate franchise agreement for each restaurant opened, typically providing for a 15 to 20-year initial term, with an opportunity to enter into a renewal franchise agreement subject to certain conditions. Our agreement currently requires franchisees to pay an initial franchise fee of $42,500 for the first restaurant opened and $32,500 for each additional restaurant they open. The $32,500 fee is reduced to $12,500 if the additional restaurant is in the designated area of the franchisee's existing restaurant.

Franchisees also pay us a royalty fee of 5.0% of their restaurant sales. Franchise agreements typically allow us to assess franchisees advertising fees of up to 2.0% of their restaurant sales for regional advertising and up to 1% of restaurant sales for an ad fund.  Instead of collecting the full 3% that we are permitted to assess franchisees, we have instead been charging franchisees an advertising fee of $250 per store per month, and we have no plans to change or increase the advertising fees we charge franchisees.

All of our franchise agreements require that each franchised restaurant be operated in accordance with our defined operating procedures, adhere to the menu established by us, meet applicable quality, service, health and cleanliness standards and comply with all applicable laws. We ensure these high standards are being followed through a variety of means including mystery shoppers and announced and unannounced quality assurance inspections. We also employ franchise consultants to assist our franchisees in developing profitable operations and maintaining our operating standards. We may terminate the franchise rights of any franchisee who does not comply with our standards and requirements. We believe that maintaining superior food quality, an inviting and energetic atmosphere and excellent guest service are critical to the reputation and success of our concept; therefore, we aggressively enforce the contractual requirements of our franchise agreements.

Franchisees are required to report sales on a daily basis through an on-line reporting network and submit their restaurant-level financial statements on a quarterly or annual basis.

Insurance Requirements for Franchisees

Our franchise agreements require that our franchisees carry certain insurance continuously during the term of the agreement as follows:

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General liability insurance with policy limits of $1,000,000 per occurrence and $2,000,000 in the aggregate, and with umbrella coverage of $2,000,000;

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Worker’s compensation insurance;

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Dram shop insurance and automobile insurance if automobiles are assets of franchisee.

Each policy must:

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be obtained from an insurance carrier that has and maintains a best's insurance reports rating of A, Class VIII, or better;

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name us as an additional insured and afford separate coverage to each named insured;

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provide for a deductible of not more than $500 per occurrence;

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contain no provision that limits or reduces franchisee's coverage on account of a claim against franchisee by us; and

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provide for not less than 30 days' prior notice to us of cancellation or non-renewal.

We typically do not require that our franchisees procure insurance where it is not economically feasible to do so.  Thus, our franchisees may not be insured against certain natural disasters, like earthquakes, expansive soils, floods, hurricanes, landslides and subsidence.

Competition

The restaurant industry is intensely competitive. We compete on the basis of the taste, quality and price of food offered, guest service, ambience, location, and overall dining experience. We believe that our attractive price-value relationship, the atmosphere of our restaurant, our flexible service model and the quality and distinctive flavor of our food enable us to differentiate ourselves from our competitors. We believe we compete primarily with local and regional sports bars and casual dining and quick casual establishments, as well as with quick service restaurants such as wing-based take-out concepts. Many of our direct and indirect competitors are well-established national, regional or local chains and some have substantially greater financial and marketing resources than we do. We also compete with many restaurant and retail establishments for site locations and restaurant employees.

Proprietary Rights

We license the rights to the US registered trademarks “Dick’s Wings,” “Dick’s Wings & Grille and design” and “Dick’s Wings Express and design” and the Florida registered trademark “Dick’s Wings and Design.” from Moose River Management, Inc., which is owned by our president.  The license is exclusive.  The term of the Agreement is for 50 years, with a right to renew for an additional 50 years.

We attempt to protect our sauce recipes as trade secrets by, among other things, requiring a confidentiality agreement with our sauce supplier and executive officers. It is possible that competitors could develop recipes and procedures that duplicate or closely resemble our recipes and procedures. We believe that our trademarks, service marks and other proprietary rights have significant value and are important to our brand-building efforts and the marketing of our restaurant concept. We vigorously protect our proprietary rights. We cannot predict, however, whether steps taken by us to protect our proprietary rights will be adequate to prevent misappropriation of these rights or the use by others of restaurant features based upon, or otherwise similar to, our concept. It may be difficult for us to prevent others from copying elements of our concept and any litigation to enforce our rights will likely be costly and may not be successful. Although we believe that we have sufficient rights to all of our trademarks and service marks, we may face claims of infringement that could interfere with our ability to market restaurants and promote our brand. Any such litigation may be costly and divert resources from our business. Moreover, if we are unable to successfully defend against such claims, we may be prevented from using our trademarks or service marks in the future and may be liable for damages.

Franchise Agreement with Affiliates

From 1997 to date, Mr. Rosenberger, our president and director, has been President and Director of Hot Wings Concepts, Inc., a franchisee of 3 Dick’s Wings restaurants located in Jacksonville, Florida.  These three franchisees operate under a single franchise agreement containing the same terms, conditions and requirements as those of our other franchisees, except that Hot Wings was not required to pay an initial franchisee fee in order to become a franchisee.  We believe that Mr. Rosenberger’s operation of these restaurants is beneficial to our franchise system as a whole in that it allows Mr. Rosenberger a better opportunity directly to identify issues or potential problems in restaurant operations that may affect other franchisees and to implement changes or improvements to our franchise system which will benefit our other franchisees and our business.

Government Regulation

The restaurant industry is subject to numerous federal, state and local governmental regulations, including those relating to the preparation and sale of food and alcoholic beverages, sanitation, public health, fire codes, zoning and building requirements. Each restaurant requires appropriate licenses from regulatory authorities allowing it to sell liquor, beer and wine, and each restaurant requires food service licenses from local health authorities. Our licenses to sell alcoholic beverages must be renewed annually and may be suspended or revoked at any time for cause, including violation by us or our employees of any law or regulation pertaining to alcoholic beverage control, such as those regulating the minimum age of employees or patrons who may serve or be served alcoholic beverages, the serving of alcoholic beverages to visibly intoxicated patrons, advertising, wholesale purchasing and inventory control. The failure of a restaurant to retain liquor or food service licenses could have a material adverse effect on operations.

Our franchisees are also subject to laws governing our relationships with employees, including laws and regulations relating to benefits, wages, hours, workers' compensation insurance rates, unemployment and other taxes, working and safety conditions and citizenship or immigration status. They may also be subject in certain states to "dram-shop" statutes, which generally allow a person injured by an intoxicated person to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person.

In addition, we are subject to various state and federal laws relating to the offer and sale of franchises and the franchisor-franchisee relationship. In general, these laws and regulations impose specific disclosure and registration requirements prior to the sale and marketing of franchises and regulate certain aspects of the relationship between franchisor and franchisee.

Federal Franchise Requirements.  Federal franchise regulations have been put in place by the Federal Trade Commission (FTC) to ensure full disclosure of information relating to a franchise company prior to the purchase of a franchise. The basic disclosure rule requires a franchisor to provide potential franchisees with a disclosure document (Franchise Disclosure Document or “FDD”).  The FTC rule requires disclosure only and does not require registration, filing, review, or approval of any disclosures, advertising, or agreements by the FTC. Civil litigants do not have a private right of action under the FTC regulations.

State Requirements: Florida regulations requires that franchise companies selling in the state of Florida or selling to Florida residents follow the FTC requirements.  Unlike the FTC, Florida law gives franchise purchasers a private right of action for violations of FTC regulations. Florida also prohibits certain misrepresentations in connection with the selling or establishing a franchise under the Florida Franchise Misrepresentation Act.  Florida requires disclosure only and does not require registration, filing, review or approval of any disclosures, advertising or agreements. Franchise companies are exempt from Florida’s business opportunities regulations if they comply with the FTC regulations and file an annual exemption form.

Georgia law does not have regulations which provide franchisees with a private right of action for violations of FTC requirements. Georgia provides protection to franchise purchasers under Georgia’s Business Opportunity statutes; however, the license of a federally registered trademark or service mark to a franchise purchaser is exempt from Georgia’s business opportunity statutes.  Georgia does not requirement registration, filing, review or approval of any disclosures, advertising or agreements.

Most states do not require prior registration, filing or review of franchise materials prior to the sale of a franchise in that state.   Hawaii, Illinois, Indiana, Maryland, Michigan, Minnesota, New York, North Dakota, Rhode Island, South Dakota, Virginia, Washington and Wisconsin all require prior registration, filing or review of franchise materials prior to the sale of a franchise in the state, and we are not registered to sale franchises in any of those states.

Research and Development

We did not incur any research and development expenses in our last two fiscal years.

Employees

We have four full-time employees as follows:

Operations – 1

Administrative – 1

Management – 2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Disclosure Regarding Forward Looking Statements

This registration statement contains forward-looking statements.  In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” and similar expressions.  All of the forward-looking statements contained in this registration statement are based on estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market and other factors. Although we believe such estimates and assumptions are reasonable, they are inherently uncertain and involve risks and uncertainties. In addition, management’s assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this registration statement are not guarantees of future performance and we cannot assure you that such statements will be realized. In all likelihood, actual results will differ from those contemplated by such forward-looking statements as a result of a variety of factors, including those factors discussed in “Risk Factors”. We will update these forward-looking statements only as required by law. However, we do not undertake any other responsibility to update any forward-looking statements.

Overview

Our business is the franchise of Dick’s Wings restaurants, using the Dick’s Wings product line. Dick’s Wings Express is a limited service restaurant, concentrating on take-out orders.  Dick’s Wings & Grill is a full service restaurant.

We currently only offer individual franchise agreements, under which a qualified purchaser may establish and operate a restaurant under the Dick’s Wings marks and system at a single location within a specified territory.  We currently have 16 franchisees located in Florida and three franchisees located in Georgia.

Results of Operations

Fiscal years ended December 27, 2009 and December 28, 2008

During the fiscal years ended December 27, 2009 and December 28, 2008, our revenues were $559,234 and $647,390, respectively, a decrease of $88,155, or 13.6%. We had 19 and 18 franchised locations at the end of 2009 and 2008.

Our operating expenses increased from $450,529 in 2008 to $1,173,932 in 2009, an increase of $723,403, or 161%.  Because our revenues decreased while our operating expenses increased, we recorded an operating loss of ($614,697) in 2009 as compared to operating income of $196,861 in 2008.  Our change in operating expenses was attributable to the following factors:

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273,442 in 2008 to $681,987 in 2009, an increase of $408,545, or 149%.  The most significant factors that caused salaries and wages to increase was a change in the treatment of funds withdrawn by our chief executive officer.  In 2008, funds withdrawn by the chief executive officer were recorded as dividend distributions, while in 2009 such withdrawals were expensed as salaries and wages.  We changed the method of recording withdrawals from distributions to compensation in 2009 as a result of the change in our income tax status from Subchapter S to Subchapter C at the start of 2009.  Also, we recorded a bonus of $70,397 to our chief executive officer that we declared in 2009 in form of the foregiveness of loans that had been made to him in prior years.

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Professional fees increased substantially from $36,660 in 2008 to $193,401 in 2009, an increase of $156,741, or 428%.  Professional fees increased as a result of legal, accounting and audit fees incurred as a result of a registration statement that we filed under the Securities Act of 1933.  Professional fees also increased because of fees paid to our area development partner.  In particular, an area development agreement that we signed in late 2008 provided that we would pay the area development partner 60% of the royalties we received from any stores for which we delegated management and supervision duties to the partner.  Amounts paid to the area development partner under this provision in 2008 and 2009 were $0 and $110,855, respectively.  In late 2009, we ceased the area development partner’s management responsibility over those stores, and thus our obligation to continue making the payments ceased.

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General and administrative expenses increased by $81,317, or 58% from $140,427 in 2008 to $221,744 in 2009.  The most significant factors that caused general and administrative expenses to increase were the write-off of uncollectible accounts receivable.

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Stock-based compensation increased from $0 in 2008 to $76,800 in 2009 as a result of 258,000 shares of common stock issued to 13 individuals for various services.

Net income (loss) decreased from income of $169,468 in 2008 to a loss of ($503,037) in 2009.   The decrease in net income was primarily attributable to decreased operating income in 2009 as compared to 2008.  Interest expense was slightly lower in 2009 as compared to 2008 as a result of reductions in the average principal balance of our outstanding debt.  We also recorded other income of $136,206 in 2009 as a result of the termination of an area development agreement entered in 2008.

Three Months ended March 28, 2010 and March 29, 2009

During the three months ended March 28, 2010 and March 29, 2009, our revenues were $107,726 and $130,515, respectively, a decrease of $22,789, or 17.5%.  We had 17 franchised locations in 2009 and 19 franchised locations in 2010. During the three months ended March 28, 2010, we did not close or open any franchised locations, but we had one franchised location closed for remodeling.

Our decreased revenues were largely attributable to decreased royalty income and franchise fees, as our other revenue was largely unchanged.  Below is a comparison of our revenues by category:

	2010	2009
Royalty income	$ 91,789.39	$ 109,259.75
Franchise fees	10,000.00	16,580.82
Other revenue	5,936.43	4,674.27
Total revenue	$ 107,725.82	$ 130,514.84

Our royalty income from same-store sales (stores opened for all three months of both 2010 and 2009) was $77,140 in 2010 as compared to $95,314 in 2009, a decrease of ($18,174), or 19.1%.  Royalty income from stores that did not meet our criteria for same store sales was $14,649 in 2010 versus $13,946 in 2009, a decrease of 5%.  Our royalty income decreased due to lower sales by franchisees as a result of tough economic conditions, increased vacancies of anchor tenants in some shopping centers which reduced overall traffic to the shopping center significantly, and temporary cessation of operations at two stores for remodeling.  In addition, we waived royalties in full at one location in 2010 that generated $8,950, and agreed to reduced royalties at other locations that were experiencing difficulty in their local markets.  While we expect sales to increase as the economy improves, sales at locations that are adversely affected by vacancies in their shopping center may not rise until the vacancy rate at the center decreases, particularly among anchor tenants.

Our franchise fees decreased as a result of decreased activity signing up new franchisees. In October 2008, we entered into an area development agreement with an entity that paid $400,000 for the exclusive rights to sign new franchisees in Florida, as long as the entity opened new locations in accordance with a schedule in the agreement.  We terminated the agreement in late 2009.  Because of the area development agreement, we ceased looking for new franchisees, and it will take some time to replenish our pipeline of potential franchisees.  Our franchise fee income in 2009 represents the amortization of deferred revenue associated with that the area development agreement, while in 2010 our franchise fee income represents a transfer fee of $10,000 that we collected from the sale of a franchised location.   Our other revenues were flat from 2009 to 2010.

Our operating expenses decreased from $489,483 in 2009 to $58,597 in 2010, a decrease of $408,097, or 88%.  Because our operating expenses decreased significantly more than our revenues decreased, we recorded operating income of $49,129 in 2010 as compared to an operating loss of ($358,968) in 2009.  Our change in operating expenses was attributable to the following factors:

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The major change in our operating expenses was a decrease in salaries and wages from $417,946 in 2009 to $42,296 in 2010, a decrease of $375,650, or 90%.  The most significant factors that caused salaries and wages to increase was the elimination of  withdrawals by our chief executive officer in lieu of a much lower salary, the elimination of personal credit charges of our chief executive officer that were charged to compensation expense in 2009 as compared to 2010, and a bonus of $70,397 to our chief executive officer that we declared in 2009 in form of the foregiveness of loans that had been made to him in prior years.

•

Professional fees decreased substantially from $55,241 in 2009 to $9,929 in 2010, a decrease of $45,312, or 82%.  Professional fees decreased primarily because of the cessation of fees paid to our area development partner.  In particular, an area development agreement that we signed in late 2008 provided that we would pay the area development partner 60% of the royalties we received from any stores for which we delegated management and supervision duties to the partner.  Amounts paid to the area development partner under this provision in 2010 and 2009 were $0 and $55,241, respectively.  In late 2009, we ceased the area development partner’s management responsibility over those stores, and thus our obligation to continue making the payments ceased.  The decrease in professional fees in 2010 due to the cessation of payments to our area development partner was offset by legal and auditing fees incurred in 2010 in connection with a registration statement.

•

General and administrative expenses were lower, decreasing from $13,296 in 2009 to $6,372 in 2010, a decrease of 52%.

•

Stock-based compensation decreased from $3,000 in 2009 to $0 in 2010 as a result of shares of common stock issued to individuals for various services in 2009 but not in 2010.

Net income (loss) increased from a loss of ($366,650) in 2009 to income of $44,935 in 2010.   The increase in net income was attributable to increased operating income in 2010 as compared to 2009.

Interest expense was slightly lower in 2010 as compared to 2009 as a result of reductions in the average principal balance of our outstanding debt.

Liquidity and Sources of Capital

Our balance sheet as of March 28, 2010 reflects cash of $20,351, current assets (excluding restricted cash) of $44,527, current liabilities of $389,673, and a working capital deficit of ($344,863).  As of December 27, 2009, we had cash of $105,782, current assets (excluding restricted cash) of $107,398, current liabilities of $482,547, and a working capital deficit of ($374,798).   Our working capital deficit increased in the three months ended March 28, 2010, despite the fact that we recorded net income in the period, as we used our resources to reduce bank debt, accounts payable and a rescission liability.

Based on our analysis and operating budget for the next twelve months, we believe that cash flows generated from franchise fees and royalties will be sufficient to fund our operating expenses for the next twelve months.  These expenses include marketing, advertising, commissions and administrative expenses, as well as increased administrative expenses attributable to increased legal and accounting fees associated with being a reporting company.

However, in order to implement our business plan to expand our franchise system to new geographic areas, we believe we need approximately $1.5 million over the next five years. The additional funds will be needed to hire the personnel to locate, qualify, train and supervise additional franchisees.  Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could negatively impact our growth and other plans as well as our financial condition and results of operations. Additional equity financing, if available may be dilutive to the holders of our common stock and may involve significant cash payment obligations and covenants and/or financial ratios that restrict our ability to operate and expand.

DESCRIPTION OF PROPERTY

We rent the following property:

•

Address: 14436 Duval Pl. #103, Jacksonville FL 32228

•

Number of Square Feet:  1800

•

Name of Landlord:  Bradford Management

•

Term of Lease:  3 years, commencing April 2008

•

Monthly Rental:  $1,300

•

Adequate for current needs: Yes

We do not intend to renovate, improve, or develop properties.  We are not subject to competitive conditions for property and currently have no property to insure.  We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages.  Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our intellectual property, trademarks, services marks, registered logos, etc., including “Dick’s Wings”, “Dick’s Wings & Grill”, and “Dick’s Wings Express”, are held by an affiliated company, Moose River Management, Inc., which is wholly owned by Michael Rosenberger, our president.  The marks are licensed to us under a license agreement executed in June 2007.  The license agreement is for a fifty year term, and a right to renew it for an additional fifty year term.  We are not obligated to pay any license fee for the use of the marks.  We paid Moose River $100 as consideration for the license.

In October 30, 2008, we entered into a loan agreement with Bank of America in the original principal amount of $338,138.  The loan agreement consolidated five separate loans which Bank of America had made to us previously. All of the loan proceeds were paid to Mr. Rosenberger, and recorded as distributions to him.  Mr. Rosenberger received $0 and $9,746 of loan proceeds in 2007 and 2008, respectively.  The loan is guaranteed by Michael Rosenberger, Rosalie Rosenberger (who is Mr. Rosenberger’s mother), and Hot Wings Concepts, Inc. (which is owned by Mr. Rosenberger).  In 2009, Hot Wings Concepts, Inc. made one monthly payment on the loan on our behalf in the amount of $6,711.

In 2007 and 2008, we made distributions to Mr. Rosenberger of $180,451 and $ 333,234 , respectively in excess of proceeds of the loans from Bank of America.

As of January 1, 2007, we conveyed the net assets of our store located in Waycross, Georgia to ARC Waycross, Inc., a company owned by Mr. Rosenberger’s mother.  ARC Waycross, Inc. did not pay anything for the assets, and we recorded the net book value of the assets transferred, which was $104,213, as an increase in the amount due us by Mr. Rosenberger.  Mr. Rosenberger’s mother subsequently sold the Waycross store to an unrelated party in December 2008.  During the period of time that Mr. Rosenberger’s mother owned the Waycross store, we waived collection of most franchise royalties from that store.  The amount waived totaled $21,690 and $20,750 in 2007 and 2008, respectively.  After Mr. Rosenberger’s mother sold the Waycross store in 2008, we paid Mr. Rosenberger’s mother most of the royalties received from the current owner of the Waycross store.  The payments to Ms. Rosenberger were not pursuant to any agreement with Ms. Rosenberger or the current owner of the Waycross store, and are reported in our financial statements as compensation income to Mr. Rosenberger.  The amount paid to Ms. Rosenberger was $4,350 and $26,550 in 2008 and 2009, respectively.  We discontinued paying Ms. Rosenberger all franchise royalties received from the Waycross store as of January 2010. At the time Ms. Rosenberger sold the Waycross store in December 2008, we paid $5,531 of payroll of the Waycross store, which amount is also recorded as compensation income to Mr. Rosenberger.

Until January 1, 2009, we were a Subchapter S corporation and our sole shareholder was Michael Rosenberger.  During that time, we paid certain amounts on behalf of Mr. Rosenberger that our auditors determined were not related to our business of franchising Dick’s Wings restaurants, including expenses paid for stores owned by Hot Wings Concepts, Inc., ARC Waycross, Inc., and personal travel expenses of Mr. Rosenberger, as well as the net book value of the Waycross store assets that were conveyed to ARC Waycross, Inc. in 2007.  Those items were reclassified as loans to Mr. Rosenberger.  As December 28, 2008 and December 30, 2007, the amount owed to us by Mr. Rosenberger or his companies was $70,397 and $138,733, respectively.  The loans were repaid in January 2009 by recording the existing balance as compensation to Mr. Rosenberger.  The loans were not documented by a promissory note, did not bear interest and were unsecured.

We have entered into a franchise agreement for three restaurants in the Jacksonville, Florida area with Hot Wings Concepts, Inc., which is owned by Michael Rosenberger.  The terms of the franchise agreements are identical to the franchise agreements executed by unrelated franchisees, except that Hot Wings Concepts, Inc. was not required to pay an initial franchise fee.  During 2007, 2008 and 2009, we received revenues of $37,821, $34,493 and $64,630 , respectively, from the restaurants operated by Hot Wings Concepts, Inc. During the three months ended March 28, 2010, we received revenues of $18,304 from the restaurants operated by Hot Wings Concepts, Inc. In 2009, we paid $433,479 to Mr. Rosenberger, and $29,400 to Hot Wings Concepts, Inc., most of which was used to fund the completion of three restaurants owned by Hot Wings Concepts, Inc. or startup costs associated with the opening of the restaurants. Mr. Rosenberger repaid $48,908 of this amount. These amounts were recorded as compensation income to Mr. Rosenberger.

We have provided Mr. Rosenberger with a credit card that he is allowed to use for personal purchases.  Any personal purchases are recorded as compensation expense to Mr. Rosenberger.  In 2007, 2008 and 2009, the amount of credit card purchases by Mr. Rosenberger charged as compensation expense were $0, $82,025 and $111,051 , respectively.

The foregoing transactions may not have been on the same terms as those in an arm’s-length transaction between unrelated parties. Except as set forth above, we have not entered into any material transactions with any director, executive officer, promoter, beneficial owner of five percent or more of our shares, or family members of such persons since our inception.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained.  A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Penny Stock Considerations

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

•

Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

• Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•

Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

•

Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of Common Stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our Common Stock.  We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this Prospectus, no filing has been made.  Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for FINRA to issue a trading symbol and allow sales of our Common Stock under Rule 144.

Sales of our Common Stock under Rule 144

There are 885,667 shares of our common stock held by non-affiliates and 34,100,000 shares held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities.

795,667 of the shares held by non-affiliates and 160,000 shares held by affiliates are being registered in this offering.  All shares being registered hereunder are available for resale as of the date of effectiveness of this registration statement.  Of the shares not being registered hereunder, all the restricted securities held by affiliates, subject to the limitations on amounts and manner of sale in Rule 144, could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had 32 shareholders of record of our Common Stock.

Dividends

Although we made distributions to owners when we were an S Corporation in 2007 and 2008, since our conversion to a C Corporation in January 2009, we have not paid any dividends, and we presently anticipate that all earnings, if any, will be retained for development of our business.   Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2009, including a Form 10-K for the year ended December 31, 2009, assuming this registration statement is declared effective before that date.  At or prior to December 31, 2009, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on December 31, 2009.  If we do not file a registration statement on Form 8-A at or prior to December 31, 2009, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Principal Executive Officer, our most highly compensated executive officers other than our CEO who occupied such position at the end of our latest fiscal year, by us, or by any third party where the purpose of a transaction was to furnish compensation, for all services rendered in all capacities to us for the latest fiscal years ended December 31, 2009, 2008 and 2007.

Name and principal position	Year	Salary $	Bonus $	Stock Awards $	All other Compensation $	Total $

Michael Rosenberger, President	2009	$ 433,479	$ 70,397	$ 15,000	$ 126,930	$ 645,806
	2008	$ 100,451	$ -	$ -	$ 440,359	$ 540,810

[1] Mr. Rosenberger’s other compensation for 2009 includes $111,051 of personal credit card charges on a company credit card, $26,550 of royalties from a franchised location that were paid to Mr. Rosenberger’s mother. $5,531 of payroll expenses paid on behalf of a franchised location owned by Mr. Rosenberger’s mother, and $32,706 of payments made to stores owned by Hot Wings Concepts, Inc., less $48,908 of amounts repaid by Mr. Rosenberger. Mr. Rosenberger’s stock award in 2009 consisted of 50,000 shares of common stock that were valued at $15,000.  Mr. Rosenberger’s bonus in 2009 consists of $70,397 of indebtedness he owed us that was forgiven as a bonus.

[2] Mr. Rosenberger’s other compensation for 2008 includes $333,234 of distributions to Mr. Rosenberger, $82,025 of personal credit card charges on a company credit card, $4,350 of royalties from a franchised location that were paid to Mr. Rosenberger’s mother, and $20,750 of royalties due from a restaurant owned by his mother that were waived.

We did not grant any stock options or stock appreciation rights to our named executive officers in the last fiscal year, other than as described above.  We did not make any award to any named executive officer under any long-term incentive plan in the last fiscal year.  We did not reprice any options or stock appreciation rights during the last fiscal year.

Employment Agreement of Michael Rosenberger

We entered into an employment agreement with Michael Rosenberger effective January 1, 2010.  The principal provisions of the agreement are as follows:

•

Mr. Rosenberger receives a base annual salary of $100,000.

•

Mr. Rosenberger shall serve as chief executive officer.

•

The term of the agreement is two years.

•

Mr. Rosenberger is required to devote at least 1,500 hours per year to company business.

•

During the term of the agreement and for two years after its termination, Mr. Rosenberger will not compete with us, interfere with our suppliers, interfere with our employees and independent contractors, or disclose confidential information about us.

•

The agreement specifies that Mr. Rosenberger is to serve as chief operating officer, although has been serving as president and chief executive officer and will continue to serve in that capacity for the foreseeable future.

Prior to January 1, 2009, we were a Subchapter S corporation.  As such, Mr. Rosenberger received profit distributions during fiscal years 2007 and 2008.  During the period of fiscal years2007 and 2008, there was no written policy regarding compensation, expense reimbursements and profit distributions.  Beginning with the effective date of the change in corporate status, we ceased to issue payments to Mr. Rosenberger in the form of profit distributions and expenses.  It is our policy to compensate Mr. Rosenberger as an employee.

Director Compensation

Set forth below is the compensation received by each of our directors in the last two years, other than directors whose compensation is reported in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

James Robert Shaw	-	$15,000	-	-	-	-	$15,000

We do not have any policy regarding the compensation of directors, other than to reimburse reasonable travel expenses for attendance at board meetings, and have paid no compensation for director services in the last two years.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

AMERICAN RESTAURANT CONCEPTS, INC.

FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 27, 2009 AND DECEMBER 28, 2008

WITH AUDIT REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM

[W. T. Uniack & Co., CPAs, P.C. letterhead]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

July 13, 2010

Board of Directors

American Restaurant Concepts, Inc.

We have audited the accompanying balance sheet of American Restaurant Concepts, Inc. (the “Company”) as of December 27, 2009 and December 28, 2008 and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 27, 2009 and December 28, 2008, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 8 of the notes to the accompanying financial statements, the financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in the footnotes and noted within the financial statements, the Company has current assets of $107,749 and current liabilities of $482,547.  In addition, the Company has an accumulated deficit of ($788,382) and has maturing a significant loan due in the fourth quarter of 2010.   Those conditions raise substantial concern about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ W. T. Uniack & Co., CPAs, P.C.
W. T. Uniack & Co., CPAs, P.C.
Alpharetta, Georgia

AMERICAN RESTAURANT CONCEPTS, INC.

BALANCE SHEETS

DECEMBER 27, 2009 AND DECEMBER 28, 2008

		(RESTATED)
	2009	2008
ASSETS
Cash	$ 105,782	$ 375,537
Advertising fund restricted assets	351	21,657
Accounts receivable, net	1,616	43,275
Total current assets	$ 107,749	$ 440,469

Due from related parties	-	70,397

Total Assets	$ 107,749	$ 510,866

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Liabilities:
Accounts payable and accrued expenses	56,203	12,499
Advertising fund restricted liabilities	351	21,657
Accrued interest	20,796	4,571
Rescission agreement payable	80,000	-
Deferred revenue (Note 7)	-	20,691
Notes payable (Note 6)	11,000	11,000
Bank note payable (Note 6)	314,197	80,528
Total current liabilities	482,547	150,946

Deferred revenue (Note 7)	-	379,309
Rescission agreement payable	170,000	-
Bank note payable - long-term	-	252,872
Total liabilities	652,547	783,127

Stockholders' deficit:
Class A Common stock, Par value $0.01, 100,000,000 shares authorized, shares issued and outstanding 34,866,667 and 34,000,000, respectively (1)	8,668	1
Additional paid in capital	234,916	13,083
Accumulated deficit	(788,382)	(285,345)
Total stockholders' deficit	(544,798)	(272,261)

Total Liabilities and Stockholders' Deficit	$ 107,749	$ 510,866

(1)

All share amounts have been adjusted for a 340,000 for one forward stock split effected on July 7, 2009.

See accompanying notes to financial statements.

AMERICAN RESTAURANT CONCEPTS, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 27, 2009 AND DECEMBER 29, 2008

		(Restated)
	2009	2008

Revenue	$ 494,605	$ 592,147
Revenue – Related party	64,630	55,243
Total Revenue	559,235	647,390

Expenses

Professional fees	$ 193,401	$ 36,660
Salaries and wages	681,987	273,442
Stock based compensation	76,800	-
Depreciation and amortization	-	-
General and administrative	221,744	140,427
	1,173,932	450,529

Income from operations	(614,697)	196,861

Other income	136,206
Interest expense	(24,546)	(27,393)

Net income (loss)	$ (503,037)	$ 169,468

Net income per common share - basic and fully diluted	$ (0.01)	$ 0.01

Weighted average number of common shares outstanding - basic and fully diluted	34,615,837	34,000,000

Pro forma tax and earnings per share (Note 6)

Pre-tax income (loss)	(503,037)	169,468

Pro forma income tax expense (benefit)	(191,657)	64,567

Pro forma net income (loss)	$ (311,380)	$ 104,901

Pro forma net income per common share - basic and fully diluted	$ (0.01)	$ -

Weighted average number of common shares outstanding - basic and fully diluted	34,615,837	34,000,000

See accompanying notes to financial statements.

AMERICAN RESTAURANT CONCEPTS, INC.

STATEMENT OF STOCKHOLDERS' DEFICIT

FOR THE YEARS ENDED DECEMBER 27, 2009 AND DECEMBER 28, 2008

	CLASS A		ADDITIONAL
	COMMON STOCK		PAID IN	ACCUMULATED
	SHARES(1)	AMOUNT	CAPITAL	DEFICIT	TOTAL

Balance as of December 30, 2007	34,000,000	1	13,083	(121,579)	(108,495)

Distributions to Stockholder				(333,234)	(333,234)
Net income				169,468	169,468

Balance as of December 28, 2008	34,000,000	$ 1	$ 13,083	$ (285,345)	$ (272,261)

Common stock issued in private placement	608,667	6,087	147,613	-	153,700
Common stock issued for services	258,000	2,580	74,220	-	76,800
Net loss				(503,037)	(503,037)

Balance as of December 27, 2009	34,866,667	$ 8,668	$ 234,916	$ (788,382)	$ (544,798)

(1)

 All share amounts have been adjusted for a 340,000 for one forward stock split effected on July 7, 2009.

See accompanying notes to financial statements.

AMERICAN RESTAURANT CONCEPTS, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 27, 2009 AND DECEMBER 28, 2008

		(Restated)
	2009	2008

Cash flows from operating activities

Net income (loss)	$ (503,037)	$ 169,468

Adjustments to reconcile net loss to net cash used in operating activities:
Increase (decrease) in operating assets and liabilities:
Issuance of common stock for services	76,800	-
Deferred revenue	(400,000)	400,000
Rescission agreement payable	250,000	-
Accounts receivable	41,659	(17,901)
Accounts payable and accrued liabilities	59,929	10,132

Net cash provided by operating activities	(474,649)	561,699

Cash flows from financing activities

Proceeds from sale of common stock	153,700	-
Repayments of bank loans	(19,203)	(4,738)
Proceeds from repayments of due from related parties	70,397	68,336
Proceeds from bank loans	-	9,746
Proceeds from notes payable	-	11,000
Dividend distributions	-	(333,234)

Net cash used in financing activities	204,894	(248,890)

Net increase in cash	(269,755)	312,809

Cash - beginning of year	375,537	62,728
Cash - end of year	$ 105,782	$ 375,537

See accompanying notes to financial statements.

AMERICAN RESTAURANT CONCEPTS, INC.

NOTES TO FINANCIAL STATEMENTS

FISCAL YEARS ENDED DECEMBER 27, 2009 AND DECEMBER 29, 2008

NOTE 1 - Nature of Business and Summary of Significant Accounting Policies

(a) Nature of Business

We were organized for the purpose of operating Dick’s Wings restaurants, as well as selling Dick’s Wings restaurant franchises.  We franchise two concepts involving Dick’s Wings:  Dick’s Wings Express is a limited service restaurant that concentrates on take-out orders, and Dick’s Wings & Grill is a full-service restaurant.  In exchange for the initial and continuing franchise fees received, we give franchisees the right to use the name Dick’s Wings.

At December 27, 2009, and December 28, 2008, we had 19 and 18 franchised restaurants, respectively.

(b) Fiscal Year

We operate on a 52 or 53-week fiscal year ending on the last Sunday in December. The fiscal year will allow direct year to year comparisons of the future financial statements.

(c) Restaurant Sales Concentration

As of December 27, 2009, we had 16 franchised restaurants in the state of Florida and 3 in the state of Georgia. The restaurants in Florida aggregated 85% and 87% of our total franchise network sales in fiscal 2009 and 2008, respectively. We are subject to adverse trends and economic conditions in the state of Florida.

(d) Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

(e) Accounts Receivable

Accounts receivable – consists primarily of royalty receivables from our franchisees. In addition, accounts receivable may include contractually-determined receivables for leasehold improvements, credit cards, vendor rebates, and purchased interest on investments.

(f) Property and Equipment

Property and equipment are recorded at cost. Leasehold improvements include the cost of improvements funded by landlord incentives or allowances and during the build-out period leasehold improvements are amortized using the straight-line method over the lesser of the term of the lease, without consideration of renewal options, or the estimated useful lives of the assets, which typically range from five to ten years. Furniture and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, which range from two to eight years. Maintenance and repairs are expensed as incurred. Upon retirement or disposal of assets, the cost and accumulated depreciation are eliminated from the respective accounts and the related gains or losses are credited or charged to earnings.

(h) Revenue Recognition

Franchise agreements have terms ranging from ten to twenty years. These agreements also convey multiple extension terms of five or ten years, depending on contract terms and if certain conditions are met.  We provide the use of the Dick’s Wings trademarks, system, training, pre-opening assistance, and restaurant operating assistance in exchange for area development fees, franchise fees, and royalties of 5% of a restaurant’s sales.

Franchise fee revenue from individual franchise sales is recognized upon opening of the franchised restaurant when all material obligations and initial services to be provided by us have been performed.  Because franchise fees are deemed fully earned and non-refundable under our franchise agreements, we recognize franchisee fee revenue from franchisors who abandon their effort to open a store at the time of abandonment.

Royalties are accrued as earned and are calculated each period based on restaurant sales as reported by the franchisees.

License fees from area development agreements are recorded as deferred revenue, and are amortized ratably based on the total number of restaurants in the development schedule of the agreement.  The amount is derived by dividing the total amount of the license fee by the number of restaurants in the development schedule.  When a new restaurant is opened under the area development agreement, a proportionate amount of the license fee is recognized as revenue.

With respect to one area development partner, we agreed to allow the partner to retain all franchise fees paid by franchisees procured by the partner, and to share a percentage of royalties paid by franchisees procured by or supervised by the partner. We do not record as revenue any franchise fees paid by franchisees procured by the partner because we are not allowed to retain any portion of that revenue.  With respect to royalties in which the partner is entitled to a share, we record as revenue the full royalty paid by the franchisee and record the partner’s share of the revenue as a professional fee expense.

All sales taxes are presented on a net basis and are excluded from revenue.

(i) Franchise Operations

We enter into franchise agreements with unrelated third parties to build and operate restaurants using the Dick’s Wings brand within a defined geographical area. We believe that franchising is an effective and efficient means to expand the Dick’s Wings brand. The franchisee is required to operate their restaurants in compliance with their franchise agreement that includes adherence to operating and quality control procedures established by us. We do not provide loans, leases, or guarantees to the franchisee or the franchisee’s employees and vendors. If a franchisee becomes financially distressed, we do not provide any financial assistance. If financial distress leads to a franchisee’s noncompliance with the franchise agreement and we elect to terminate the franchise agreement, we have the right but not the obligation to acquire the assets of the franchisee at fair value as determined by an independent appraiser. We receive a 5% royalty of gross sales as defined in the franchise agreement and in most cases, allowances directly from the franchisees’ vendors that generally are less than 0.5% of the franchisees’ gross sales. We have financial exposure for the collection of the royalty payments. Franchisees generally remit franchise payments weekly for the prior week’s sales, which substantially minimizes our financial exposure. Historically, we have experienced insignificant write-offs of franchisee royalties; however, starting in 2009 we began to waive or reduce franchise fees on a case by case basis due to economic problems experienced by some franchisees resulting from factors outside their control, such as the vacancy of an anchor tenant, or excessive vacancies, in the shopping center in which they are located. Franchise and area development fees are paid upon the signing of the related agreements.

(k) Payments Received from Vendors

Vendor allowances include allowances and other funds received from vendors. Certain of these funds are determined based on various quantitative contract terms. We also receive vendor allowances from certain manufacturers and distributors calculated based upon purchases made by franchisees. Franchisee purchase allowances are recorded as Other Income.  Amounts that represent a reimbursement of costs incurred, such as advertising, are recorded as a reduction of the related expense. Amounts that represent a reduction of inventory purchase costs are recorded as a reduction of inventoriable costs.

(l) Advertising Costs and National Advertising Fund

We maintain a system-wide marketing and advertising fund. Our franchised restaurants are required to remit a designated portion of sales to the advertising fund that is used for marketing and advertising efforts throughout the system.  Our franchise agreements permit us to assess each franchisee a maximum of 3% of sales for the advertising fund.  In 2008 and 2009, we charged a flat rate of $250 per month per store. Certain payments received from various vendors are deposited into the National Advertising Fund. These funds are used for development and implementation of system-wide initiatives and programs.  In accordance with SFAS No. 45, “Accounting for Franchisee Fee Revenue”, the revenue, expenses and cash flows of the advertising funds are not included in our Statements of Income or Consolidated Statements of Cash Flows because the contributions to these advertising funds are designated for specific purposes, and we act as an, in substance, agent with regard to these contributions. The assets held by these advertising funds are considered restricted. The current restricted assets and related restricted liabilities are identified on our Balance Sheets.

(m) Basic and Diluted Per Common Share

Under Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share,” basic  earnings  per common  share is computed by dividing income available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. When income available for common shareholders is negative, basic and diluted loss per share are the same since additional potential common shares would be anti-dilutive.

(n) Use of Estimates

Our Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our Financial Statements requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of the Financial Statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates under different assumptions or conditions.

(o) Stock Based Compensation

We issue stock in lieu of cash for certain transactions. The fair value of the stock, which is based on comparable cash purchases, third party quotations, or the value of services, whichever is more readily determinable, is used to value the transaction.

(p) Significant Recent Accounting Pronouncements:

In June 2009, the Financial Accounting Standards Board (FASB) issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 168 approved the FASB Accounting Standards Codification (the Codification) as the single source of authoritative nongovernmental GAAP. All existing accounting standard documents, such as FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other related literature, excluding guidance from the Securities and Exchange Commission, have been superseded by the Codification. All other non-grandfathered, non-SEC accounting literature not included in the Codification has become nonauthoritative. The Codification is effective for interim or annual periods ending after September 15, 2009. There have been no changes to the content of our financial statements or disclosures as a result of implementing the Codification during the year ended December 27, 2009. However, as a result of implementation of the Codification, previous references to new accounting standards and literature are no longer applicable. All future references to authoritative accounting literature in our consolidated financial statements will be referenced in accordance with the Codification.

Business Combinations

In December 2007, the FASB issued FASB Statement No. 141(R), “Business Combinations,” which amends SFAS No. 141, and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for our fiscal year beginning January 1, 2009 and is to be applied prospectively. We have evaluated the potential impact of adopting this statement on our financial position, results of operations and cash flows and believes that no application is necessary.  This statement will impact how we account for future business combinations.

Accounting for Convertible Debt Instruments

In September 2007, the FASB published Proposed FSP No. APB 14-a, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion.” The proposed FSP applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under SFAS 133. Convertible debt instruments within the scope of the proposed FSP are not addressed by the existing APB 14. The proposed FSP would require that the liability and equity components of convertible debt instruments within the scope of the proposed FSP shall be separately accounted for in a manner that reflects the entity’s nonconvertible debt borrowing rate. This will require an allocation of the convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component would be reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest method. We have evaluated the potential impact of adopting this statement on our financial position, results of operations and cash flows and believe that no application is necessary.

Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards

In June 2007, the EITF reached consensus on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.” EITF Issue No. 06-11 requires that the tax benefit related to dividend and dividend equivalents paid on equity-classified non-vested shares and non-vested share units, which are expected to vest, be recorded as an increase to additional paid-in capital. EITF Issue No. 06-11 is to be applied prospectively for tax benefits on dividends declared in our fiscal year beginning January 1, 2008.  We have evaluated the potential impact of adopting this statement on our financial position, results of operations and cash flows and believe that no application is necessary.

Fair Value Accounting

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of FAS 159 are effective for our fiscal year beginning January 1, 2008. We do not expect the adoption of FAS 159 to have a material impact on our financial results.

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of FAS 157 are effective for our fiscal year beginning January 1, 2008. We do not expect the adoption of FAS 157 to have a material impact on our financial results.

NOTE 2 - Commitments & Contingencies

We lease our corporate offices under an operating lease.  The lease is effective through March 31, 2011.  The future lease obligations for the corporate office are as follows:

2010

$1,364 per month

$16,368 total

2011

$1,404 per month

$4,212 total

NOTE 3 – Capital Stock; Stockholders’ Deficit

We currently have one class of Common Stock authorized, issued and outstanding, which is designated as Class A Common Stock, par value $0.01 per share. We do not currently have any outstanding stock options, restricted stock, warrants, or employee stock purchase plans.  As of December 27, 2009 and 2008, we had 34,866,667 and 34,000,000 shares of Common Stock outstanding, respectively.

During the period from January 12, 2009 to May 27, 2009, we issued 608,667 shares of Common Stock to seventeen investors for gross proceeds of $153,700.  578,000 of the shares were sold at $0.25 per share and 30,667 of the shares were sold at $0.30 per share.  The securities were offered pursuant to SEC Regulation D and have been issued only to accredited or sophisticated investors.

During the period from January 15, 2009 to June 14, 2009, we issued 258,000 shares for paralegal, business plan development, office support/secretarial/business development and branding, securities legal and operational support to thirteen individuals.  We valued theses shares at $76,800 based on the price at which we were contemporaneously selling shares to cash investors at the time of issuance of the shares for services. Specifically, 12,000 of the shares were valued at $0.25 per share and 246,000 of the shares were valued at $0.30 per share.

Subsequent to the end of the year we terminated our S-corporation status.  Therefore we had C-corporation status for federal income tax reporting beginning on January 1, 2009.

All share amounts are after giving effect to a 340,000 for one forward stock split effected on July 7, 2009.

NOTE 4 - Related Party Transactions

Certain of our intellectual property, trademarks, services marks, registered logos, etc., including the service marks “Dick’s Wings”, “Dick’s Wings & Grill”, and “Dick’s Wings Express”, are held by an affiliated company, Moose River Management, Inc., which is wholly owned by Michael Rosenberger, our CEO.  The marks are licensed to us under a license agreement executed in June 2007.  The license agreement is for a fifty year term, and a right to renew it for an additional fifty year term.  We are not obligated to pay any license fees for the use of the marks.

As of January 1, 2007, we conveyed the net assets of our store located in Waycross, Georgia to ARC Waycross, Inc., a company owned by Mr. Rosenberger’s mother.  ARC Waycross, Inc. did not pay anything for the assets, and we recorded the net book value of the assets transferred, which was $104,213, as an increase in the amount due us by Mr. Rosenberger.  Mr. Rosenberger’s mother subsequently sold the Waycross store to an unrelated party in December 2008.  During the period of time that Mr. Rosenberger’s mother owned the Waycross store, we waived collection of most franchise royalties from that store.  The amount waived totaled $20,750 in 2008.  After Mr. Rosenberger’s mother sold the Waycross store in 2008, we paid Mr. Rosenberger’s mother most of the royalties received from the current owner of the Waycross store.  The payments to Ms. Rosenberger were not pursuant to any agreement with Ms. Rosenberger or the current owner of the Waycross store, and are reported in our financial statements as compensation income to Mr. Rosenberger.  The amount paid to Ms. Rosenberger was $4,350 and $26,550 in 2008 and 2009, respectively.  We discontinued paying Ms. Rosenberger all franchise royalties received from the Waycross store as of January 2010.  At the time Ms. Rosenberger sold the Waycross store in December 2008, we paid $5,531 of payroll of the Waycross store, which amount is also recorded as compensation income to Mr. Rosenberger.

Until January 1, 2009, we were a Subchapter S corporation and our sole shareholder was Michael Rosenberger.  During that time, we paid certain amounts on behalf of Mr. Rosenberger that our auditors determined were not related to our business of franchising Dick’s Wings restaurants, including expenses paid for stores owned by Hot Wings Concepts, Inc., ARC Waycross, Inc., and personal travel expenses of Mr. Rosenberger, as well as the net book value of the Waycross store assets that were conveyed to ARC Waycross, Inc. in 2007.  Those items were reclassified as loans to Mr. Rosenberger.  As December 28, 2008, the amount owed to us by Mr. Rosenberger or his companies was $70,397.  The loans were repaid in January 2009 by recording the existing balance as compensation to Mr. Rosenberger.  The loans were not documented by a promissory note, did not bear interest and were unsecured.

In October 30, 2008, we entered into a loan agreement with Bank of America in the original principal amount of $338,138.  The loan agreement consolidated five separate loans which Bank of America had made to us previously.  The loan bears interest at 7% per year, and requires equal month payments of principal and interest of $6,710.65 per month, until November 3, 2013, when the loan is scheduled to be repaid in full.  All of the loan proceeds were paid to Mr. Rosenberger, and recorded as distributions to him.  Mr. Rosenberger received $0 and $9,746 of loan proceeds in 2007 and 2008, respectively.  The loan is guaranteed by Michael Rosenberger, Rosalie Rosenberger and Hot Wings Concepts, Inc.  In 2009, Hot Wings Concepts, Inc. made one monthly payment on the loan on our behalf in the amount of $6,711.

We have provided Mr. Rosenberger with a credit card that he is allowed to use for personal purchases.  Any personal purchases are recorded as compensation expense to Mr. Rosenberger.  In 2008 and 2009, the amount of credit card purchases by Mr. Rosenberger charged as compensation expense were $82,025 and $111,051, respectively.

In 2008, we made distributions to Mr. Rosenberger of $333,234 in excess of proceeds of the loans from Bank of America.

We have entered into a franchise agreement for three restaurants in the Jacksonville, Florida area with Hot Wings Concepts, Inc., which is owned by Michael Rosenberger.  The terms of the franchise agreements are identical to the franchise agreements executed by unrelated franchisees, except that Hot Wings Concepts, Inc. was not required to pay an initial franchise fee.  During 2008 and 2009, we received revenues of $34,493 and $62,115, respectively, from the restaurants operated by Hot Wings Concepts, Inc.  In 2009, we paid $433,479 to Mr. Rosenberger, and $29,400 to Hot Wings Concepts, Inc., most of which was used to fund the completion of three restaurants owned by Hot Wings Concepts, Inc. or startup costs associated with the opening of the restaurants.  Mr. Rosenberger repaid $48,908 of this amount.  These amounts were recorded as compensation income to Mr. Rosenberger.

NOTE 5 – Income taxes

During 2008, we were organized as a Subchapter S corporation.  As such, we did not incur any income tax liability, with any income and or loss flowing to our sole shareholder.  In January, 2009, we converted from a Subchapter S corporation to a C corporation.

The pro forma effective tax rate varies from the maximum federal statutory rate as a result of the following items for the years ended December 27, 2009 and December 28, 2008:

	December 27, 2009	December 28, 2008

Tax computed at the maximum federal statutory rate	34.0%	34.0%

State tax rate, net of federal tax benefit	4.1	4.1

Increase in valuation allowance	-	-

Effective income tax rate	38.1%	38.1%

NOTE 6 - Notes Payable

In October 30, 2008, we entered into a loan agreement with Bank of America in the original principal amount of $338,138.  The loan agreement consolidated five separate loans which Bank of America had made to us previously.  The loan bears interest at 7% per year, and requires equal month payments of principal and interest of $6,711 per month, until November 3, 2013, when the loan is scheduled to be repaid in full.  The loan is secured by substantially all of our assets, and is guaranteed by Michael Rosenberger, Rosalie Rosenberger and Hot Wings Concepts, Inc.

During the fourth quarter of 2008, we borrowed $11,000 from four unrelated persons and issued each lender a promissory note.  The notes bear interest at the rate of 6% per annum, and provide for one balloon payment of all principal and interest three years after the date of the note.  The proceeds were used by us to defray costs associated with a planned public offering.

NOTE 7 - Master Franchise Agreement

During the fourth quarter of 2008, we entered into a Master License Agreement with DWG Partners under which DWG Partners has the exclusive right to open new restaurants in Florida and the non-exclusive right to open new restaurants anywhere else in the United States in consideration for DWG Partner’s commitment to open three new restaurants and 2009 and five new restaurants each year for the next nine years under the agreement.  The term of the Agreement is for ten years and includes a non-refundable fee of $400,000.  The franchise fee will be amortized ratably based on the total number of restaurants in the development schedule of the agreement.  For all existing store franchisees for which DWG Partners provides operational support, DWG is entitled to 60% of the royalties paid by the franchisee.  For all new locations sold by DWG Partners for which it provides operational support, DWG Partners is entitled to 80% of royalties paid by the franchisee.  In January 2010, we entered into a settlement agreement with DWG Partners which resulted in the termination of the Master License Agreement, which settlement had an effective date of December 15, 2009.  (See Note 10 – Subsequent Events).

NOTE 8 – Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  While we reported net income of $169,468 in 2008, we distributed all earnings to our sole shareholder without retaining any earnings for future operations, and we reported a net loss of ($503,037) in 2009.  We have current assets of $107,749 and current liabilities of $482,547.  In addition, we have an accumulated deficit of ($788,382) and have maturing a significant loan due in the fourth quarter of 2010, unless we negotiate a further extension. We intend to raise money from the sale of common stock in a private offering to reduce our indebtedness and provide funds for expansion.  Alternatively, we will need to restructure our indebtedness and turn around our operations.  Those conditions raise substantial concern about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 9 – Restatement of Financial Statements

We restated the financial statements for the year ended December 28, 2008 to account for information received subsequent to the issuance of the prior financial statements.  Significant components of the restatement were:

•

We originally believed that we were relieved from liability on five bank loans when they were refinanced into one loan in October 2008.  However, upon further review, we concluded that we were still an obligor on the loan.  As a consequence, we reversed the elimination of the loan from our financial statements, which had the effect of increasing our liabilities by principal indebtedness of $333,400 as of December 28, 2008.  In addition, we recorded additional interest expense of $8,483 for the year ended December 28, 2008 to reflect interest that accrued on the bank loan.

•

We eliminated a gain of $56,760 on the transfer of the assets related to our store in Waycross, Georgia to a related party in 2007, and reduced a receivable from the related party by an equal amount.

•

We waived collection of most royalties from the Waycross store during the time it was owned by a related party, which was from January 2007 to October 2008.  We recorded the waived royalties as additional royalty revenue, and recorded an expense for an equal amount as compensation to our chief executive officer.  The amount of the waived royalties was $21,690 and $20,750 in 2007 and 2008, respectively.

•

After the Waycross store was sold by our chief executive officer’s mother in 2008, we allowed the chief executive officer’s mother to collect the royalties from the store.  We recorded the royalties collected by the chief executive officer’s mother as additional royalty revenue, and recorded an expense for an equal amount as compensation to our chief executive officer.  The amount of the additional royalties was $4,350 in 2008.

•

We determined that $300,822 previously reported as having been distributed to our chief executive officer as dividends in 2008 was not actually paid to him until 2009.  As a result, we increased cash and reduced dividend distributions by that amount as of December 28, 2008.  The amount was paid to our chief executive officer in 2009, and recorded as compensation expense rather than dividends due to the change in our tax status to a Subchapter C company as of the start of 2009.

•

We reclassified $35,621 of other revenue in 2008 as a reduction of dividend distributions to our chief executive officer.

•

We eliminated advertising fees collected from our franchisees from revenues and associated advertising expenses.

We also made certain accounting corrections and reclassifications.

The following sets forth the adjustments included in the restated financial statements:

Year
2008
Revenue
Correction of accounting for Advertising funds	($54,550)
Reclassification of other revenue	($35,621)
Reclassification of revenue from Hot Wings Concepts	(34,493)
Recording of Waycross location royalties	4,350
Total	($120,314)

Revenue - Related Party
Reclassification of royalties from Hot Wings Concepts, Inc.	34,493
Reclassification of Waycross location royalties
Recording of Waycross location royalties	20,750
Total	55,243

Expenses
Correction of accounting for advertising funds	(45,726)
Reclassification of commissions	(90,433)
Reclassification of commissions to professional fees	8,408
Reclassification of commissions to salaries and wages	82,025
Reclassification of distributions to salaries and wages	56,760
Recording of compensation to related party as G&A	25,100
Recording of interest on bank loan	8,483
Total	(12,143)

Total adjustments	($109,688)

The following sets forth the effect of the above changes in the financial statements:

	For the year ended December 28, 2008
	As originally reported	As restated	Difference

Revenue	$ 712,461	$ 592,147	$ (120,314)
Revenue - Related party	-	55,243	55,243
Total Revenue	712,461	647,390	(65,071)

Expenses

Professional fees	28,252	36,660	8,408
Salaries and wages	134,657	273,442	138,785
Commissions	90,433	-	(90,433)
Advertising	45,726	-	(45,726)
General and administrative	115,327	140,427	25,100
	414,395	450,529	36,134
Income from operations	298,066	196,861	(101,205)

Interest expense	(18,910)	(27,393)	(8,483)

Net income	$ 279,156	$ 169,468	$ (109,688)

As of December 28, 2008
	As originally reported	As restated	Difference

Total assets	$ 272,380	$ 510,866	$ 238,486
Total liabilities	422,365	783,127	(360,762)
Stockholders' deficit	$ (149,985)	$ 272,261	$ 422,246

NOTE 10 - Subsequent Events (Unaudited)

On February 22, 2010, we entered into a Forbearance Agreement with Bank of America, N.A.   Under the Forbearance Agreement, our monthly payment obligation is reduced to interest only until November 3, 2010, which represents a substantial reduction in our monthly payment.  However, the entire loan is due and payable on November 3, 2010, unless that date is extended by the lender.

On January 13, 2010, we entered into a settlement agreement with DWG Partners, under which the Master License Agreement between us and DWG Partners was rescinded and we agreed to refund DWG Partners $250,000 of the original license fee paid by DWG Partners.  We agreed to pay the refund of the license fee by payment of $25,000 upon execution of the agreement, and $5,000 per month until it is paid in full.  In addition, we agreed to pay DWG Partners the proceeds of any franchise fees received from the sale to a franchisee of a store location of which DWG Partners is the lessee, which will be applied to the $250,000 obligation.  Finally, we agreed to allow DWG Partners to retain any royalties it has collected from three franchisees that it procured, and to allow it to continue collecting royalties from those franchisees until the $250,000 obligation is paid in full, with the amount of any franchisee fees collected after December 15, 2009 being applied to reduce the $250,000 obligation.

AMERICAN RESTAURANT CONCEPTS, INC.

FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 28, 2010, AND MARCH 29, 2009

AMERICAN RESTAURANT CONCEPTS, INC.

 BALANCE SHEETS

MARCH 28, 2010 AND DECEMBER 27, 2009

	MARCH 28, 2010	DECEMBER 27, 2009

ASSETS
Cash	$ 20,351	$ 105,782
Advertising fund restricted assets	283	351
Accounts receivable, net	24,176	1,616
Total current assets	44,810	107,749

Property and equipment, net of accumulated depreciation of $4,674	-	-

Total Assets	$ 44,810	$ 107,749

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Liabilities:
Accounts payable and accrued expenses	$ 29,203	$ 56,203
Advertising fund restricted liabilities	283	351
Accrued interest	2,320	20,796
Rescission agreement payable	60,000	80,000
Notes payable (Note 5)	11,000	11,000
Bank note payable (Note 5)	286,867	314,197
Total current liabilities	389,673	482,547

Rescission agreement payable	155,000	170,000
Bank note payable - long-term	-	-
Total liabilities	544,673	652,547

Stockholders' deficit:
Class A Common stock, par value $0.01, 100,000,000 shares authorized, 34,866,667 and 34,866,667 shares issued and outstanding at March 28, 2010 and December 27, 2009, respectively	8,668	8,668
Additional paid in capital	234,916	234,916
Accumulated deficit	(743,447)	(788,382)
Total stockholders' deficit	(499,863)	(544,798)

Total Liabilities and Stockholders' Deficit	$ 44,810	$ 107,749

See accompanying notes to financial statements.

AMERICAN RESTAURANT CONCEPTS, INC.

STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 28, 2010 AND MARCH 29, 2009

	2010	2009
	(Unaudited)	(Unaudited)

Revenue	$ 89,422	$ 122,862
Revenue – Related party	18,304	7,653
Total Revenue	107,726	130,515

Expenses

Professional fees	9,929	55,241
Salaries and wages	42,296	417,946
Stock-based compensation	-	3,000
General and administrative	6,372	13,296
	58,597	489,483

Income from operations	49,129	(358,968)

Interest expense	(4,194)	(7,682)

Net income	$ 44,935	$ (366,650)

Net income per common share - basic and fully diluted	$ -	$ (0.01)

Weighted average number of common shares outstanding - basic and fully diluted	34,866,667	34,067,056

Pro forma tax and earnings per share (Note 6)

Pre-tax income	44,935	(366,650)

Pro forma income tax expense	17,120	(139,694)

Pro forma net income	$ 27,815	$ (226,956)

Pro forma net income per common share - basic and fully diluted	$ -	$ (0.01)

Weighted average number of common shares outstanding - basic and fully diluted	34,866,667	34,067,056

See accompanying notes to financial statements.

AMERICAN RESTAURANT CONCEPTS, INC.

STATEMENT OF STOCKHOLDERS' DEFICIT

FOR THE THREE MONTHS ENDED MARCH 28, 2010

(UNAUDITED)

	CLASS A		ADDITIONAL
	COMMON STOCK		PAID IN	ACCUMULATED
	SHARES	AMOUNT	CAPITAL	DEFICIT	TOTAL

Balance as of December 27, 2009	34,866,667	$ 8,668	$ 234,916	$ (788,382)	$ (544,798)

Net income	-	-	-	44,935	44,935

Balance as of March 28, 2010	34,866,667	$ 8,668	$ 234,916	$ (743,447)	$ (499,863)

See accompanying notes to financial statements.

AMERICAN RESTAURANT CONCEPTS, INC.

STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 28, 2010 AND MARCH 29, 2009

	2010	2009
	(Unaudited)	(Unaudited)

Cash flows from operating activities

Net (loss) income	$ 44,935	$ (366,650)

Issuance of common stock for services	-	3,000

Adjustments to reconcile net income (loss) to net cash used in operating activities:
Increase (decrease) in operating assets and liabilities:
Rescission agreement payable	(35,000)	-
Deferred revenue	-	(13,794)
Accounts receivable	(22,560)	10,357
Accounts payable and accrued liabilities	(45,476)	1,621
		-
Net cash provided by operating activities	(58,101)	(365,465)

Net cash provided by investing activities	-	-

Cash flows from financing activities

Repayments of bank loans	(27,330)	(14,380)
Proceeds from repayments of due from related parties	-	70,397
Proceeds from sale of common stock	-	144,500

Net cash used in financing activities	(27,330)	200,517

Net decrease in cash	(85,431)	(164,948)

Cash - beginning of period	105,782	375,537
Cash - end of period	$ 20,351	$ 210,589

See accompanying notes to financial statements.

AMERICAN RESTAURANT CONCEPTS, INC.

NOTES TO FINANCIAL STATEMENTS

THREE MONTHS ENDED MARCH 28, 2010

NOTE 1 - Nature of Business and Summary of Significant Accounting Policies

(a) Nature of Business

We were organized for the purpose of operating Dick’s Wings restaurants, as well as selling Dick’s Wings restaurant franchises.  We franchise two concepts involving Dick’s Wings:  Dick’s Wings Express is a limited service restaurant that concentrates on take-out orders, and Dick’s Wings & Grill is a full-service restaurant.  In exchange for the initial and continuing franchise fees received, we give franchisees the right to use the name Dick’s Wings.

At March 28, 2010, we had 19 franchised restaurants.

(b) Fiscal Year

We operate on a 52 or 53-week fiscal year ending on the last Sunday in December. The fiscal year will allow direct year to year comparisons of the future financial statements.

(c) Restaurant Sales Concentration

As of March 28, 2010, we had 16 franchised restaurants in the state of Florida and 3 in the state of Georgia. The restaurants in Florida aggregated 83% of our total franchise network sales in fiscal 2010. We are subject to adverse trends and economic conditions in the state of Florida.

(d) Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

(e) Accounts Receivable

Accounts receivable – consists primarily of royalty receivables from our franchisees. In addition, accounts receivable may include contractually-determined receivables for leasehold improvements, credit cards, vendor rebates, and purchased interest on investments.

(f) Property and Equipment

Property and equipment are recorded at cost. Leasehold improvements include the cost of improvements funded by landlord incentives or allowances and during the build-out period leasehold improvements are amortized using the straight-line method over the lesser of the term of the lease, without consideration of renewal options, or the estimated useful lives of the assets, which typically range from five to ten years. Furniture and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, which range from two to eight years. Maintenance and repairs are expensed as incurred. Upon retirement or disposal of assets, the cost and accumulated depreciation are eliminated from the respective accounts and the related gains or losses are credited or charged to earnings.

(h) Revenue Recognition

Franchise agreements have terms ranging from ten to twenty years. These agreements also convey multiple extension terms of five or ten years, depending on contract terms and if certain conditions are met.  We provide the use of the Dick’s Wings trademarks, system, training, pre-opening assistance, and restaurant operating assistance in exchange for area development fees, franchise fees, and royalties of 5% of a restaurant’s sales.

Franchise fee revenue from individual franchise sales is recognized upon opening of the franchised restaurant when all material obligations and initial services to be provided by us have been performed.  Because franchise fees are deemed fully earned and non-refundable under our franchise agreements, we recognize franchisee fee revenue from franchisors who abandon their effort to open a store at the time of abandonment.

Royalties are accrued as earned and are calculated each period based on restaurant sales as reported by the franchisees.

License fees from area development agreements are recorded as deferred revenue, and are amortized ratably based on the total number of restaurants in the development schedule of the agreement.  The amount is derived by dividing the total amount of the license fee by the number of restaurants in the development schedule.  When a new restaurant is opened under the area development agreement, a proportionate amount of the license fee is recognized as revenue.

With respect to one area development partner, we agreed to allow the partner to retain all franchise fees paid by franchisees procured by the partner, and to share a percentage of royalties paid by franchisees procured by or supervised by the partner. We do not record as revenue any franchise fees paid by franchisees procured by the partner because we are not allowed to retain any portion of that revenue.  With respect to royalties in which partner in the partner is entitled to a share, we record as revenue the full royalty paid by the franchisee and record the partner’s share of the revenue as a professional fee expense.

All sales taxes are presented on a net basis and are excluded from revenue.

(i) Franchise Operations

We enter into franchise agreements with unrelated third parties to build and operate restaurants using the Dick’s Wings brand within a defined geographical area. We believe that franchising is an effective and efficient means to expand the Dick’s Wings brand. The franchisee is required to operate their restaurants in compliance with their franchise agreement that includes adherence to operating and quality control procedures established by us. We do not provide loans, leases, or guarantees to the franchisee or the franchisee’s employees and vendors. If a franchisee becomes financially distressed, we do not provide any financial assistance. If financial distress leads to a franchisee’s noncompliance with the franchise agreement and we elect to terminate the franchise agreement, we have the right but not the obligation to acquire the assets of the franchisee at fair value as determined by an independent appraiser. We receive a 5% royalty of gross sales as defined in the franchise agreement and in most cases, allowances directly from the franchisees’ vendors that generally are less than 0.5% of the franchisees’ gross sales. We have financial exposure for the collection of the royalty payments. Franchisees generally remit franchise payments weekly for the prior week’s sales, which substantially minimizes our financial exposure. Historically, we have experienced insignificant write-offs of franchisee royalties; however, starting in 2009 we began to waive or reduce franchise fees on a case by case basis due to economic problems experienced by some franchisees resulting from factors outside their control, such as the vacancy of an anchor tenant, or excessive vacancies, in the shopping center in which they are located. Franchise and area development fees are paid upon the signing of the related agreements.

(k) Payments Received from Vendors

Vendor allowances include allowances and other funds received from vendors. Certain of these funds are determined based on various quantitative contract terms. We also receive vendor allowances from certain manufacturers and distributors calculated based upon purchases made by franchisees. Franchisee purchase allowances are recorded as Other Income.  Amounts that represent a reimbursement of costs incurred, such as advertising, are recorded as a reduction of the related expense. Amounts that represent a reduction of inventory purchase costs are recorded as a reduction of inventoriable costs.

(l) Advertising Costs and National Advertising Fund

We maintain a system-wide marketing and advertising fund. Our franchised restaurants are required to remit a designated portion of sales to the advertising fund that is used for marketing and advertising efforts throughout the system.  Our franchise agreements permit us to assess each franchisee a maximum of 3% of sales for the advertising fund.  In 2010, we charged a flat rate of $250 per month per store.  Certain payments received from various vendors are deposited into the National Advertising Fund. These funds are used for development and implementation of system-wide initiatives and programs.  In accordance with SFAS No. 45, “Accounting for Franchisee Fee Revenue”, the revenue, expenses and cash flows of the advertising funds are not included in our Statements of Income or Consolidated Statements of Cash Flows because the contributions to these advertising funds are designated for specific purposes, and we act as an, in substance, agent with regard to these contributions. The assets held by these advertising funds are considered restricted. The current restricted assets and related restricted liabilities are identified on our Balance Sheets.

(m) Basic and Diluted Per Common Share

Under Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share,” basic  earnings  per common  share is computed by dividing income available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. When income available for common shareholders is negative, basic and diluted loss per share are the same since additional potential common shares would be anti-dilutive.

(n) Use of Estimates

Our Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our Financial Statements requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of the Financial Statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates under different assumptions or conditions.

(o) Stock Based Compensation

We issue stock in lieu of cash for certain transactions. The fair value of the stock, which is based on comparable cash purchases, third party quotations, or the value of services, whichever is more readily determinable, is used to value the transaction

(p) Significant Recent Accounting Pronouncements:

In June 2009, the Financial Accounting Standards Board (FASB) issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 168 approved the FASB Accounting Standards Codification (the Codification) as the single source of authoritative nongovernmental GAAP. All existing accounting standard documents, such as FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other related literature, excluding guidance from the Securities and Exchange Commission, have been superseded by the Codification. All other non-grandfathered, non-SEC accounting literature not included in the Codification has become nonauthoritative. The Codification is effective for interim or annual periods ending after September 15, 2009. There have been no changes to the content of our financial statements or disclosures as a result of implementing the Codification during the year ended December 27, 2009. However, as a result of implementation of the Codification, previous references to new accounting standards and literature are no longer applicable. All future references to authoritative accounting literature in our consolidated financial statements will be referenced in accordance with the Codification.

Business Combinations

In December 2007, the FASB issued FASB Statement No. 141(R), “Business Combinations,” which amends SFAS No. 141, and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for our fiscal year beginning January 1, 2009 and is to be applied prospectively. We have evaluated the potential impact of adopting this statement on our financial position, results of operations and cash flows and believe that no application is necessary. This statement will impact how we account for future business combinations.

Accounting for Convertible Debt Instruments

In September 2007, the FASB published Proposed FSP No. APB 14-a, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion.” The proposed FSP applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under SFAS 133. Convertible debt instruments within the scope of the proposed FSP are not addressed by the existing APB 14. The proposed FSP would require that the liability and equity components of convertible debt instruments within the scope of the proposed FSP shall be separately accounted for in a manner that reflects the entity’s nonconvertible debt borrowing rate. This will require an allocation of the convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component would be reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest method. We have evaluated the potential impact of adopting this statement on our financial position, results of operations and cash flows and believe that no application is necessary.

Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards

In June 2007, the EITF reached consensus on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.” EITF Issue No. 06-11 requires that the tax benefit related to dividend and dividend equivalents paid on equity-classified non-vested shares and non-vested share units, which are expected to vest, be recorded as an increase to additional paid-in capital. EITF Issue No. 06-11 is to be applied prospectively for tax benefits on dividends declared in our fiscal year beginning January 1, 2008.  We have evaluated the potential impact of adopting this statement on our financial position, results of operations and cash flows and believe that no application is necessary.

Fair Value Accounting

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of FAS 159 are effective for our fiscal year beginning January 1, 2008. We do not expect the adoption of FAS 159 to have a material impact on our financial results.

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of FAS 157 are effective for our fiscal year beginning January 1, 2008. We do not expect the adoption of FAS 157 to have a material impact on our financial results.

NOTE 2 - Commitments & Contingencies

We lease our corporate offices under an operating lease.  The lease is effective through March 31, 2011.  The future lease obligations for the corporate office are as follows:

2010

$1,364 per month

$12,276 total

2011

$1,404 per month

$4,212 total

NOTE 3  Capital Stock; Stockholders’ Deficit

We currently have one class of Common Stock authorized, issued and outstanding — Class A. Common Stock.  Par value is $.01/share. We do not currently have any outstanding stock options, restricted stock, warrants, or employee stock purchase plans.  As of March 28, 2010, we had 34,866,667 shares of Common Stock outstanding.  We did not issue any shares in the quarter ending March 28, 2010.

NOTE 4 - Related Party Transactions

We have entered into a franchise agreement for three restaurants in the Jacksonville, Florida area with Hot Wings Concepts, Inc., which is owned by Michael Rosenberger.  The terms of the franchise agreements are identical to the franchise agreements executed by unrelated franchisees, except that Hot Wings Concepts, Inc. was not required to pay an initial franchise fee.  During the three months ended March 28, 2010, we received revenues of $18,304 from the restaurants operated by Hot Wings Concepts, Inc.

NOTE 5 - Notes Payable

In October 30, 2008, we entered into a loan agreement with Bank of America in the original principal amount of $338,137.92.  The loan agreement consolidated five separate loans which Bank of America had made to us previously.  The loan bears interest at 7% per year, and requires equal month payments of principal and interest of $6,710.65 per month, until November 3, 2013, when the loan is scheduled to be repaid in full.  The loan is secured by substantially all of our assets, and is guaranteed by Michael Rosenberger, Rosalie Rosenberger and Hot Wings Concepts, Inc.  On February 22, 2010, we entered into a Forbearance Agreement with Bank of America, N.A.   Under the Forbearance Agreement, our monthly payment obligation is reduced to interest only until November 3, 2010, which represents a substantial reduction in our monthly payment.  However, the entire loan is due and payable on November 3, 2010, unless that date is extended by the lender.

During the fourth quarter of 2008, we borrowed $11,000 from four unrelated persons and issued each lender a promissory note.  The notes bear interest at the rate of 6% per annum, and provide for one balloon payment of all principal and interest three years after the date of the note.  The proceeds were used by us to defray costs associated with a planned public offering.

NOTE 6 – Termination of Master License Agreement

On January 13, 2010, we entered into a settlement agreement with DWG Partners, under which the Master License Agreement between us and DWG Partners was rescinded and we agreed to refund DWG Partners $250,000 of the original license fee paid by DWG Partners.  We agreed to pay the refund of the license fee by payment of $25,000 upon execution of the agreement, and $5,000 per month until it is paid in full.  In addition, we agreed to pay DWG Partners the proceeds of any franchise fees received from the sale to a franchisee of a store location of which DWG Partners is the lessee, which will be applied to the $250,000 obligation.  Finally, we agreed to allow DWG Partners to retain any royalties it has collected from three franchisees that it procured, and to allow it to continue collecting royalties from those franchisees until the $250,000 obligation is paid in full, with the amount of any franchisee fees collected after December 15, 2009 being applied to reduce the $250,000 obligation.

NOTE 7 – Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  We reported income of $44,935 for the three months ended March 28, 2010.  We also renegotiated a bank loan in the three months ended March 28, 2010 so that it is no longer in default, but the entire amount is due and payable in the fourth quarter of 2010 unless we negotiate a further extension.  We have current assets of $44,810 and current liabilities of $389,673.  In addition, we have an accumulated deficit of ($743,447) and have maturing a significant loan due in the fourth quarter of 2010, unless we negotiate a further extension. We intend to raise money from the sale of common stock in a private offering to reduce our indebtedness and provide funds for expansion.  Alternatively, we will need to restructure our indebtedness and turn around our operations.  Those conditions raise substantial concern about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 8 - Subsequent Events

None.

PROSPECTUS

AMERICAN RESTAURANT CONCEPTS, INC.

Dated _____________, 2010

Selling shareholders are offering up to 926,667 shares of common stock.  The selling shareholders will offer their shares at $0.25 per share until our shares are quoted on the OTC Bulletin Board or Pick Sheet Exchange and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Florida Statutes, the Registrant has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Systems Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$ 35
Legal Fees and Expenses	36,000
Accounting Fees and Expenses*	36,000
Miscellaneous	28,000

Total	$ 100,000

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

From January 12, 2009 to May 27, 2009, we issued 608,667 shares to seventeen investors in consideration for an aggregate investment of $153,700. 578,000 of the shares were sold at $0.25 per share and 30,667 of the shares were sold at $0.30 per share.  The securities were offered pursuant to Rule 506 under SEC Regulation D to accredited or sophisticated investors.

From January 15, 2009 to June 14, 2009, we issued 377,000 shares for paralegal, business plan development, office support/secretarial/business development and branding, securities legal and operational support to thirteen individuals.  We valued theses shares at $103,750 based on the price at which we were contemporaneously selling shares to cash investors at the time of issuance of the shares for services.  In particular, 187,000 of the shares were valued at $0.25 per share and 190,000 of the shares were valued at $0.30 per share.  The securities were offered pursuant to Rule 506 under SEC Regulation D to accredited or sophisticated investors.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•

None of these issuances involved underwriters, underwriting discounts or commissions.

•

Restrictive legends were and will be placed on all certificates issued as described above.

•

The distribution did not involve general solicitation or advertising.

•

The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•

Access to all our books and records.

•

Access to all material contracts and documents relating to our operations.

•

The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

Exhibit No.	Description
3.1*	Articles of Incorporation of American Restaurant Concepts, Inc.
3.2*	Amendment to Articles of Incorporation
3.3*	Bylaws of American Restaurant Concepts, Inc.
4.1*	Form of common stock Certificate of the American Restaurant Concepts, Inc.(1)
5*	Legal Opinion of Investment Law Group of Gillett, Mottern & Walker, LLP.
10.1*	Form of Franchise Agreement
10.2*	Trademark License Agreement between Moose River Management, Inc. and American Restaurant Concepts, Inc.
10.3*	Amended and Restated Employment, Non-Disclosure and Non-Competition Agreement of Michael Rosenberger
10.4*	Loan Agreement between Bank of America, N.A. and American Restaurant Concepts, Inc. dated October 28, 2008
10.5*	Forebearance Agreement between Bank of America, N.A. and American Restaurant Concepts, Inc. dated February 22, 2010
23.1	Consent of W.T. Uniack & Co., CPAs P.C.
23.2*	Consent of Investment Law Group of Gillett, Mottern & Walker, LLP (included in Exhibit 5.1)

* Previously filed

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in theopinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Jacksonville, State of Florida on July 21, 2010.

American Restaurant Concepts, Inc.

By:	Date	Signature
Michael Rosenberger, President	July 21, 2010.	/s/ Michael Rosenberger

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE
/s/ Michael Rosenberger	Michael Rosenberger	Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, President, Director	July 21 2010.
/s/ James R. Shaw	James R. Shaw	Vice President/Director	July 21, 2010.